Filed pursuant to Rule 424(b)(5)

Registration Statement No. 333-121603

PROSPECTUS SUPPLEMENT

(to Prospectus, dated January 5, 2005)

The Federative Republic of Brazil

Invites the owners of

8% USD Front-Loaded Interest Reduction with Capitalization Series L Bonds due 2014 to submit, in a modified Dutch auction as to the extension period for the maturity date, offers to exchange such bonds (“C Bonds” and referred to in this invitation as the “old bonds”) for

8% Amortizing Global Bonds (the “global bonds”)

(this transaction, as contemplated by this prospectus supplement, the accompanying prospectus and, if applicable, the related letters of transmittal, is referred to as the “invitation”), such global bond coupon subject to change at the sole and absolute discretion of Brazil up to 24 hours prior to the date and time of the expiration of the invitation

Offering for Cash of

8% Amortizing Global Bonds

(the offering for cash is referred to as the “cash offering” and, together with the invitation, as the “global bond offering”), such global bond coupon subject to change at the sole and absolute discretion of Brazil up to 24 hours prior to the date and time of the expiration of the invitation

THE INVITATION WILL COMMENCE TODAY, JULY 18, 2005, AND EXPIRE AT 4:30 P.M. (NEW YORK CITY TIME) ON JULY 21, 2005, UNLESS EXTENDED OR EARLIER TERMINATED. BRAZIL REFERS TO THIS DATE, AS SO EXTENDED OR EARLIER TERMINATED, AS THE “EXPIRATION DATE.”

Unlike the old bonds, which are callable by Brazil at par, in whole or in part, on interest payment dates prior to maturity,

the global bonds will not be callable by Brazil prior to maturity.

The global bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to much of Brazil’s outstanding public external indebtedness. Under these provisions, which are described in the sections entitled “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus, Brazil may amend the payment provisions of a series of global bonds and certain other terms with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds.

Application has been made to admit the global bonds for trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange.

The CSSF has approved this prospectus supplement in compliance with European Union directive CE 2003/71. This prospectus supplement, dated July 18, 2005, together with the prospectus dated January 5, 2005, constitute a prospectus within the meaning of directive CE 2003/71.

Neither the Securities and Exchange Commission nor any other regulatory body in the United States has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The joint dealer managers for the invitation and the joint book runners for the cash offering are:

Credit Suisse First Boston	JPMorgan

The date of this prospectus supplement is July 18, 2005

In making your investment decision, you should rely only on your examination of Brazil and the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Brazil has not authorized anyone to provide you with different information. This document may only be used where it is legal to offer and sell the global bonds. Brazil is not making an offer of these securities in any state or other jurisdiction where the offer is not permitted.

Prospectus Supplement

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you should consider before offering old bonds in exchange for global bonds or investing in the global bonds. You should read this entire prospectus supplement and the accompanying prospectus carefully.

The Issuer

Overview

Brazil is the fifth largest country in the world and occupies nearly half the land area of South America. Brazil shares a border with every country in South America except Chile and Ecuador. The capital of Brazil is Brasília, and the official language is Portuguese. On December 31, 2004, Brazil’s estimated population was 182.7 million.

Brazil is a federative republic with broad powers granted to the federal Government. Brazil is officially divided into five regions consisting of 26 States and the Federal District, where Brazil’s capital, Brasília, is located.

Government

The federal Constitution provides for three independent branches of government: an executive branch headed by the President; a legislative branch consisting of the bicameral National Congress, composed of the Chamber of Deputies and the Senate; and a judicial branch consisting of the Federal Supreme Court and lower federal and State courts.

Under the Constitution, the President is elected by direct vote. A constitutional amendment adopted in June 1997 permits the re-election for a second term of the President and certain other elected officials. The President’s powers include the right to appoint ministers and key executives in selected administrative posts.

The legislative branch of government consists of a bicameral National Congress composed of the Senate and the Chamber of Deputies. The Senate is composed of 81 Senators, elected for staggered eight-year terms, and the Chamber of Deputies has 513 Deputies, elected for concurrent four-year terms. Each State and the Federal District is entitled to three Senators. The number of Deputies is based on a proportional representation system weighted in favor of the less populated States which, as the population increases in the larger States, assures the smaller States an important role in the National Congress.

The judicial power is exercised by the Federal Supreme Court (composed of 11 Justices), the Superior Court of Justice (composed of 33 Justices), the Federal Regional Courts (appeals courts), military courts, labor courts, electoral courts and the several lower federal courts. The Federal Supreme Court, whose members are appointed for life by the President, has ultimate appellate jurisdiction over decisions rendered by lower federal and State courts on Constitutional matters.

Following two decades of military governments, in 1985 Brazil made a successful transition to civilian authority and democratic government. A new Brazilian Constitution was adopted in 1988. In 1989, direct presidential elections were held for the first time in 29 years. After winning a runoff election with 61% of the vote on October 27, 2002, Luiz Inácio Lula da Silva assumed the presidency of Brazil on January 1, 2003. As President, Mr. da Silva has initiated a series of social programs, including a “Zero Hunger” campaign, which is intended to eradicate famine and address poverty in the country, a “Bolsa Família” program that provides assistance to impoverished families and a “First Job” program aimed at facilitating young persons’ entry into the labor market. He has also secured reforms of the tax, pension and judicial systems, instituted a framework for public-private partnerships, introduced a regulatory framework for investment in, among others, the electricity sector and secured amendments to the country’s bankruptcy law. Finally, the da Silva administration’s economic policy has been characterized by fiscal discipline, a floating exchange rate and inflation targeting. Among the da Silva administration’s first initiatives was an increase in the consolidated public sector primary surplus target from 3.75%

of real gross domestic product (“GDP”) in 2002 to 4.25% of GDP in each of 2003, 2004 and 2005. On September 22, 2004, the Government announced that it had raised its primary surplus target for 2004 to 4.5% of GDP from 4.25% of GDP due to better than expected fiscal revenues. The Government has maintained its 2005 primary surplus target of 4.25% of GDP.

President da Silva’s Minister of Finance is Antonio Palocci Filho, who has served in that position since January 1, 2003.

Selected Brazilian Economic Indicators

	2000		2001		2002		2003		2004
The Economy
Gross Domestic Product (“GDP”):
(in billions of constant 2004 reais)	R$	1,621.5	R$	1,642.7	R$	1,674.4	R$	1,683.5	R$	1,766.6
(GDP at current prices in U.S.$ billions)(1)	U.S.$	602.2	U.S.$	509.8	U.S.$	459.4	U.S.$	506.8	U.S.$	604.0
Real GDP Growth (decline)(2)		4.4%		1.3%		1.9%		0.5%		4.9%
Population (millions)		169.6		175.1		177.6		180.2		182.7
GDP Per Capita(3)	U.S.$	3,515.9	U.S.$	2,932.9	U.S.$	2,604.3	U.S.$	2,831.4	U.S.$	3,326.1
Unemployment Rate(4)		7.1%		6.2%		7.1%		12.3%		11.5%
IGP-DI (rate of change)(5)		9.8%		10.4%		26.4%		7.7%		12.1%
Nominal Devaluation Rate(6)		9.3%		18.7%		52.3%		(18.2)		(8.1)
Domestic Real Interest Rate(7)		7.0%		6.3%		(5.7)%		14.6%		3.7%
Balance of Payments (in U.S.$ billions)
Exports		55.1		58.2		60.4		73.1		96.5
Imports		55.8		55.6		47.2		48.3		62.8
Current Account		(24.2)		(23.2)		(7.6)		4.2		11.7
Capital and Financial Account (net)		19.3		27.1		8.0		5.1		(7.3)
Change in Total Reserves		(2.3)		3.3		0.3		8.5		2.2
Total Official Reserves		33.0		35.9		37.8		49.3		52.9
Public Finance
Financial Surplus (Deficit) as % of GDP(8)		(3.6)%		(3.5)%		(4.3)%		(5.1)%		(2.7)%
Primary Surplus (Deficit) as % of GDP(9)		3.5		3.7		4.0		4.3		4.6
Public Debt (in billions)
Gross Internal Debt
(Nominal)(10)	U.S.$	322.7	U.S.$	319.9	U.S.$	256.0	U.S.$	347.1	U.S.$	418.8
Gross External Debt
(Nominal)(11)		86.7		82.9		80.9		84.8		83.1
Public Debt as% of Nominal GDP
Net Internal Debt		39.1%		42.2%		41.2%		46.7%		44.3%
Net External Debt(12)		9.6		10.4		14.3		12.0		7.5
Total Public Debt (Nominal)(13)	U.S.$	409.4	U.S.$	402.8	U.S.$	336.9	U.S.$	431.9	U.S.$	501.9

(1)	Converted into dollars based on the weighted average exchange rate for each year.

(2)	Calculated based upon constant average 2004 reais.

(3)	Not adjusted for purchasing power parity.

(4)	Average annual unemployment rate of the metropolitan regions of Belo Horizonte, Porto Alegre, Recife, Rio de Janeiro, Salvador and São Paulo. The methodology used by IBGE to determine the average unemployment rate was changed in 2003. The average unemployment rates shown for 2000 through 2002 were determined using the methodology in effect prior to 2003. If the new methodology had been in effect in 2002, the average unemployment rate that year would have been 11.7%.

(5)	The General Price Index-Domestic Supply (Índice Geral de Preços-Disponibilidade Interna, or “IGP-DI”) is one indicator of inflation. While many inflation indicators are used in Brazil, the IGP-DI, calculated by the Getúlio Vargas Foundation, an independent research organization, is one of the most widely utilized indices.

(6)	Year-on-year percentage appreciation of the dollar against the real (sell side).

(7)	Brazilian federal treasury securities deflated by the IGP-DI and adjusted at each month-end to denote real annual yield.

(8)	Financial results represent the difference between the consolidated public sector debt in one period and the consolidated public sector debt in the previous period, excluding the effects of the Government’s privatization program and the effect of exchange rate fluctuations on the debt levels between periods.

(9)	Primary results represent Government revenues less Government expenditures, excluding interest expenditures on public debt.

(10)	Presents debt on a consolidated basis, which is calculated as the gross internal debt less credits between governmental entities.

(11)	Not including external private debt. Consolidated external private debt as of December 31, 2004 was $60.1 billion.

(12)	Gross external debt less total reserves.

(13)	Consolidated gross public sector debt.

Sources: Fundação Instituto Brasileiro de Geografia e Estatística (“IBGE”); Getúlio Vargas Foundation; Central Bank

The Global Bond Offering

General	Brazil is inviting holders of old bonds to submit offers to exchange them for newly issued global bonds on the terms and subject to the conditions set forth in this prospectus supplement, the accompanying prospectus and the related letters of transmittal (which transaction is referred to in this prospectus supplement as the “invitation”). Offers to exchange old bonds for global bonds pursuant to the invitation are sometimes referred to as “exchange offers.”

In addition, Brazil may offer global bonds for cash in an underwritten offering with Credit Suisse First Boston LLC and J.P. Morgan Securities Inc. as joint book runners. This offering is referred to as the “cash offering” and, together with the invitation, as the “global bond offering.”

Purpose; Use of Proceeds	The global bond offering is part of a broader program implemented by Brazil in an effort to manage its external liabilities. In addition, the issuance of the global bonds is intended to provide a liquid, sovereign-risk benchmark for Brazil. If Brazil decides, in its sole discretion, to issue and sell global bonds pursuant to the cash offering, Brazil intends to use the net cash proceeds of the sale of global bonds pursuant to such cash offering to refinance the public debt of Brazil.

Risk Factors

The global bond offering is subject to certain risks, including:

•      If the global bond offering is completed, the trading market for the old bonds not exchanged may become illiquid, which may adversely affect the market value of the old bonds;

•      There is no established trading market for the global bonds, and the price at which the global bonds will trade in the secondary market is uncertain;

•      Current account deficits may leave Brazil vulnerable to external shocks and reductions in foreign direct investment;

•      A significant depreciation in the real may have an adverse effect on the Brazilian economy and on Brazil’s public debt;

•      Brazil’s large stock of public debt has at times made Brazil’s finances susceptible to adverse shocks and led to persistent negative debt dynamics;

•      The global bonds will contain provisions that permit Brazil to amend the payment terms without the consent of all holders; and

•      Brazil is a foreign sovereign state and accordingly it may be difficult to enforce judgments against it.

For further information, see “Risk Factors.”

Minimum Issue Size	There will be no minimum issue size pursuant to the global bond offering. Brazil reserves the right, in its sole and absolute discretion, not to issue any global bonds pursuant to the invitation or the cash offering.

Invitation	The invitation commences today, July 18, 2005, and expires at 4:30 P.M., New York City time, on July 21, 2005, unless Brazil, in its sole and absolute discretion, extends it or terminates it earlier. We refer to the date on which the invitation expires as the “expiration date.”

Original Principal Amount Outstanding and Principal Amount Currently Outstanding	The original principal amount outstanding and the principal amount currently outstanding for the old bonds is:

Original Principal Amount Outstanding	Principal Amount Currently Outstanding
U.S.$5,310,671,000	U.S.$5,605,364,209.20

The “original principal amount” of the old bonds means the principal amount of such bonds at the time of their issuance, without regard to any amortization of principal or capitalization of interest.

Modified Dutch Auction; Competitive and Noncompetitive Offers

Your exchange offer may be either:

•      a “competitive offer”, which specifies the longest extension of the global bond maturity date (which is referred to in this prospectus supplement as the “extension period”) that you would accept as the extension period for the new bonds; or

•      a “noncompetitive offer”, which does not specify any such extension period.

If you elect to submit a competitive offer, your electronic letter of transmittal must specify an extension period in one-quarter-of-a-year increments.

The extension period represents the amount of time by which the maturity of the global bonds will exceed the maturity of the old bonds. For example, since the old bonds mature on April 15, 2014, a bid of “4.25 years” is the equivalent to bidding for a global bond with a maturity date of July 15, 2018. For the purposes of determining the clearing extension period, you should assume that Brazil would prefer a longer extension period and investors would prefer a shorter extension period.

If you submit a competitive offer and Brazil accepts your competitive offer, you will be entitled to the benefit of the applicable clearing extension period, even if you specified a longer extension period in your competitive offer. If, however, you specify an extension period that is shorter than the clearing extension period selected by Brazil for the global bonds, you will not be entitled to participate in the exchange of the old bonds for the global bonds.

Alternatively, if you submit a noncompetitive offer and Brazil accepts your non-competitive offer, you will be entitled to the benefit of the clearing extension period which will be equal to or shorter than the maximum extension period announced by Brazil.

Old bonds may be offered for exchange only in an authorized denomination, with a minimum offer requirement of U.S.$1,000 of the original principal amount (whether you submit a competitive or a noncompetitive offer). There is no limit on the original principal amount of old bonds that may be offered for exchange. However, certain competitive offers may be subject to proration, as described below in “Terms of the Global Bond Offering—Procedures for Submitting Exchange Offers —Acceptance of Offers; Proration.” For further information, see “Terms of the Global Bond Offering—The Modified Dutch Auction.”

Global Bonds and Cash to be Received Pursuant to Exchange Offers	If you hold old bonds and validly offer to exchange them pursuant to the invitation, and Brazil accepts your offer, you will receive, in exchange for each U.S.$1,000 original principal amount of old bonds exchanged, global bonds having a principal amount (rounded downward to the nearest integral multiple of U.S.$1,000) equal to:

U.S.$1,000 multiplied by the scaling factor;

where the scaling factor is 1.05549 and accounts for interest payable on old bonds that has been capitalized as principal, as well as any principal that has been paid pursuant to the terms of the old bonds.

If your old bonds are accepted in exchange for global bonds, in addition to any global bonds you may be entitled to, you will receive an amount in cash in U.S. dollars equal to the accrued but unpaid interest (from the last interest payment date for the old bonds, April 15, 2005) on the outstanding principal amount of your old bonds accepted for exchange to (but not including) the settlement date (as described below).

Because Brazil will issue global bonds only in integral multiples of U.S.$1,000, the aggregate principal amount of the global bonds that will be issued to any exchanging bondholder pursuant to all of its accepted exchange offers, if not an integral multiple of U.S.$1,000, will be rounded downward to the nearest integral multiple of U.S.$1,000, and you will receive an amount in cash in U.S. dollars in respect of such rounding equal to the decrease in aggregate principal amount of the global bonds that you will receive as a result of such rounding multiplied by the global bond issue price.

In the event that there is no cash offering, the global bond issue price to be used in rounding will be determined by Brazil, after consultation with the dealer managers, based on the trading price shortly following the announcement of the results of the global bond offering.

Proration	Tenders of old bonds may be subject to proration. See “Terms of the Global Bond Offering—Procedures for Submitting Exchange Offers —Acceptance of Offers; Proration.”

Offer Procedures

General

If you wish to submit an offer pursuant to the invitation, you must (i) deliver or arrange to have delivered “bond instructions” (as described below) and (ii) submit, or arrange to have submitted, your exchange offer.

You may make your offer in the form of a competitive offer or a non-competitive offer.

Non-Competitive Offers

You may submit a non-competitive offer that does not designate an extension period by either (i) including your non-competitive offer in your bond instructions, or (ii) delivering an electronic letter of transmittal to the settlement agent by electronic transmission through the settlement agent’s website at https://www.corporateactionprocessing.com. Only a direct participant in Euroclear or Clearstream, Luxembourg who has delivered bond instructions to Euroclear or Clearstream, Luxembourg in accordance with the deadlines specified by Euroclear or Clearstream, Luxembourg may submit an electronic letter of transmittal.

You must include a reference code (as described below) in your electronic letter of transmittal. Any electronic letter of transmittal that for any reason cannot be promptly and unmistakably reconciled with a bond instruction will be deemed invalid by Brazil. In order to facilitate reconciliation of bond instructions to electronic letters of transmittal, we strongly encourage direct participants to submit one electronic letter of transmittal per bond instruction.

Competitive Offers

You may submit one or more competitive offers by delivering, or arranging to have delivered, an electronic letter of transmittal to the settlement agent by electronic transmission through the settlement agent’s website at https://www.corporateactionprocessing.com. Only a direct participant in Euroclear or Clearstream, Luxembourg who has delivered bond instructions to Euroclear or Clearstream, Luxembourg in accordance with the deadlines specified by Euroclear or Clearstream, Luxembourg may submit an electronic letter of transmittal.

You must include a reference code (as described below) in your electronic letter of transmittal. Any electronic letter of transmittal that for any reason cannot be promptly and unmistakably reconciled with a bond instruction will be deemed invalid by Brazil. In order to facilitate reconciliation of bond instructions to electronic letters of transmittal, we strongly encourage direct participants to submit one electronic letter of transmittal per bond instruction.

All questions regarding the validity, form and eligibility of an exchange offer will be determined by Brazil in its sole discretion, which determination will be final and binding. See “Terms of the Global Bond Offering—Procedures for Submitting Exchange Offers—Irregularities.”

Exchange Offers with Respect to Old Bonds Held in Euroclear and Clearstream, Luxembourg

If you hold your old bonds through Euroclear or Clearstream, Luxembourg, you must arrange for a direct participant in one of those clearing systems to deliver bond instructions with respect to the old bonds that you wish to exchange. If you are submitting a non-competitive offer, you may so specify in your bond instructions and in such case, you need not submit an electronic letter of transmittal.

Your bond instructions must be delivered in accordance with deadlines and procedures established by Euroclear and Clearstream, Luxembourg. See “Terms of the Global Bond Offering—Procedures for Submitting Exchange Offers —Reference Codes; Bond Instructions; Deadlines,” unless a dealer manager submits an exchange offer on your behalf.

Exchange Offers with Respect to Old Bonds NOT Held in Euroclear or Clearstream, Luxembourg

If you do not hold your old bonds through an account with Euroclear or Clearstream, Luxembourg, you must arrange to have your old bonds transferred to a Euroclear or Clearstream, Luxembourg account if you wish to participate in the exchange. If you do not have an account at Euroclear or Clearstream, Luxembourg and you do not know how to arrange for such a transfer, you should contact any dealer manager for assistance in submitting your exchange offer. Once your old bonds have been transferred to a Euroclear or Clearstream, Luxembourg account, you may then submit, or arrange to have submitted, bond instructions as described above.

Exchange Offers Submitted by the Dealer Managers

You may request that a dealer manager submit an exchange offer on your behalf. In order to do this, you will need to communicate your request to such dealer manager, who is under no obligation to act on your behalf and may impose additional conditions on exchange offers made by such dealer manager on your behalf. Brazil will not require any holder making an exchange offer through a dealer manager or a dealer manager submitting an exchange offer on its own behalf to deliver bond instructions prior to the expiration date. But the holder from whose Euroclear or Clearstream, Luxembourg account the old bonds will be debited, or the dealer manager, must deliver, and

Euroclear or Clearstream, Luxembourg, as applicable, must receive, bond instructions with respect to any such exchange offers accepted by Brazil no later than one trading day after the announcement date.

Exchange Offers with Respect to Old Bonds Held by Custodians

If you hold your old bonds through a custodian, you may not submit an exchange offer directly. You should contact that custodian to discuss which of the above options can be used by you and your custodian to submit exchange offers on your behalf. In the event that your custodian is unable to submit an electronic letter of transmittal or bond instructions through the applicable clearing system, as applicable, on your behalf, you should contact a dealer manager for assistance in submitting your exchange offer. There can be no assurance that such dealer manager will be able to assist you in successfully submitting your exchange offer.

Luxembourg Procedures

If you are in Luxembourg, you may contact and submit, or arrange to have submitted, to the Luxembourg exchange agent a letter of transmittal according to one of the methods described above. Any services in connection with the invitation may be performed in Luxembourg, at the offices of the Luxembourg exchange agent, where all information and documentation in connection with the invitation will be available free of charge.

Reference Codes; Bond Instructions

Direct participants in Euroclear or Clearstream, Luxembourg must include a unique reference code in the electronic letter of transmittal. The reference code should be the 7-character blocking reference code that the direct participant received from the clearing system at the time it submitted its bond instructions.

For more information with respect to exchange offer procedures, see “Terms of the Global Bond Offering” and “—Procedures for Submitting Exchange Offers.”

Certain Deemed Representations, Warranties and Undertakings

If you are making a non-competitive offer through bond instructions or submitting a competitive or non-competitive offer through a dealer manager pursuant to the terms of the invitation, you will be deemed to have made certain acknowledgments, representations, warranties and undertakings to Brazil, the information agent, the settlement agent, the Luxembourg exchange agent and the joint dealer managers. See “Terms of the Global Bond Offering—Procedures for Submitting Exchange Offers—Deemed Representations, Warranties and Undertakings of Holders of Old Bonds Submitting Non-Competitive Offers through Bond Instructions” and “Terms of the Global Bond Offering—Procedures for Submitting Exchange Offers—Deemed Representations, Warranties and Undertakings of Holders of Old Bonds Submitting Competitive or Non-Competitive Offers through

Dealer Managers.”

Irrevocability; Withdrawal Rights	The right to withdraw or revise an exchange offer will expire upon expiration of the invitation on the expiration date, which unless extended or earlier terminated by Brazil shall be at 4:30 P.M. New York City time on July 21, 2005. If you withdraw bond instructions, you must withdraw the corresponding electronic letter of transmittal.

Selection and Announcement of Maximum Extension Period	At or around 9:00 A.M., New York City time, on the expiration date, or as soon as practicable thereafter, Brazil will select in its sole and absolute discretion, and announce the period of time that will serve as the maximum extension period for the maturity of the global bonds. Such maximum extension period will be used for investors submitting offers on a noncompetitive basis.

Global Bond Coupon	The global bond coupon will be 8%, unless Brazil, in its sole and absolute discretion, decides to change the global bond coupon prior to 4:30 P.M., New York City time, on the day before the expiration date.

Acceptance of Exchange Offers; Selection of Extension Period; Cash Offering	On the announcement date, Brazil, after reviewing the exchange offers made in the invitation pursuant to the modified Dutch auction as to the extension period for the global bonds referred to above, will determine in its sole and absolute discretion whether to accept any exchange offers. If Brazil elects to accept any exchange offers, it will select in its sole and absolute discretion the clearing extension period for the global bonds.

Brazil will also determine, in its sole and absolute discretion, whether to issue and sell global bonds pursuant to the cash offering and will determine the aggregate principal amount of global bonds to be so issued and sold.

Announcement of Results

At or around 11:00 A.M., New York City time, on the announcement date, Brazil will announce:

•      the clearing extension period and the resulting global bond maturity date pursuant to the modified Dutch auction and the principal amortization schedule and first interest payment date for the global bonds;

•      the aggregate original principal amount of old bonds accepted in exchange for global bonds (which could be zero);

•      the aggregate principal amount of global bonds to be issued pursuant to the invitation (which could be zero);

•      information concerning any applicable proration; and

•      the aggregate principal amount of global bonds to be issued pursuant to the cash offering (which could be zero).

Original Issue Discount	It is not anticipated that the global bonds will be issued with original issue discount for U.S. federal tax purposes. For more information, see “Taxation” in this prospectus supplement.

Income Tax Consequences	Please see “Taxation” in this prospectus supplement for important information regarding the possible Brazilian and U.S. federal income tax consequences to holders who exchange old bonds for global bonds or purchase global bonds.

Jurisdictions	Brazil is making the global bond offering only in those jurisdictions where it is legal to make such offers. See “Certain Legal Restrictions,” “Joint Dealer Managers, Joint Book Runners and Settlement Agent; Plan of Distribution” and “Jurisdictional Restrictions.”

The Global Bonds

Issuer	The Federative Republic of Brazil.

Securities Offered	8% Amortizing Global Bonds.

Maturity	As determined pursuant to the modified Dutch auction.

Amortization of Principal	Principal on the global bonds will be repayable in equal semi-annual installments on each interest payment date, commencing on the interest payment date which is eight years and six months prior to the maturity date.

Interest

The global bonds will bear interest at the rate of 8% per annum from the settlement date, unless Brazil, in its sole and absolute discretion, decides to change the global bond coupon prior to 4:30 P.M., New York City time, on the day prior to the expiration date. Brazil will pay interest semi-annually in arrears on the 15th day of the month of the maturity date and on the 15th day of the month that is six months from the month of the maturity date.

The first interest payment date for the global bonds will be October 15, 2005 or January 15, 2006, as determined based on the final clearing maturity selected pursuant to the results of the modified Dutch auction. The first interest period will commence on the settlement date and will end on such first interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Redemption or Sinking Fund	None.

Collective Action Securities	The global bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to much of Brazil’s outstanding public external indebtedness. These provisions, which are commonly referred to as “collective action clauses,” are described in the sections entitled “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Optional Redemption	None.

Status	The global bonds will be the direct, general, unconditional, unsubordinated and unsecured obligations of Brazil. The global bonds will rank equally in right of payment with Brazil’s existing and future unsecured and unsubordinated external indebtedness as described in “Debt Securities—Status of the Debt Securities” in the accompanying prospectus.

Denominations	Brazil will issue the global bonds only in denominations of U.S.$1,000 and integral multiples of U.S.$1,000 in excess thereof.

Additional Amounts	Brazil will make payments of principal and interest in respect of the global bonds without withholding or deduction for or on account of any present or future Brazilian taxes, duties, assessments or governmental charges of whatever nature except as described in “Debt Securities—Tax Withholding; Payment of Additional Amounts” in the accompanying prospectus.

Further Issues	From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the global bonds have as of the date of issuance of such additional debt securities. See “Description of the Global Bonds—Further Issues of the Global Bonds” in this prospectus supplement.

Form and Settlement	Brazil will issue the global bonds in the form of one or more fully-registered global securities, without coupons, registered in the name of a nominee of DTC and deposited with a custodian for DTC. You may hold a beneficial interest in the securities through DTC, Euroclear or Clearstream, Luxembourg, directly as a participant in one of those systems or indirectly through financial institutions that are participants in any of those systems.

You will be required to make initial settlement for global bonds, if any, issued pursuant to the cash offering in immediately available funds.

As an owner of a beneficial interest in the global securities, you will generally not be entitled to have your global bonds registered in your name, will not be entitled to receive certificates in your name evidencing the global bonds and will not be considered the holder of any global bonds under the fiscal agency agreement for the global bonds.

Fiscal Agent	The global bonds will be issued pursuant to a fiscal agency agreement, dated as of November 1, 1996, as amended by Amendment No. 1 thereto, dated as of April 28, 2003, Amendment No. 2 thereto, dated as of March 30, 2004, and Amendment No. 3 thereto, dated as of June 28, 2004, between Brazil and JPMorgan Chase Bank, N.A., as fiscal agent, paying agent, transfer agent and registrar.

Governing Law	The global bonds will be governed by the laws of the State of New York, except with respect to the authorization and execution of the global bonds, which will be governed by the laws of the Federative Republic of Brazil.

Listing	Application has been made to admit the global bonds for trading on the EuroMTF, the alternative market of the Luxembourg Stock Exchange (and referred to in this prospectus supplement as the “EuroMTF”).

Trading	The global bonds will begin trading on a when-and-if-issued basis following the announcement of the results of the global bond offering.

SUMMARY TIME SCHEDULE AND PROCEDURES FOR THE GLOBAL BOND OFFERING

The following summarizes the anticipated time schedule for the global bond offering assuming, among other things, that the expiration date or time is not extended. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this prospectus supplement. All references are to New York City time unless otherwise noted.

July 18, 2005

Commencement

Announcement of the terms of the global bond offering.

Commencement of the invitation.

The invitation will open for competitive and noncompetitive submissions as to the extension period of the global bonds. The period from the announcement of the invitation to its expiration is referred to in this prospectus supplement as the “submission period.”

Prior to 4:30 P.M., July 20, 2005	Announcement of Any Change to Global Bond Coupon During this period, Brazil may decide, in its sole and absolute discretion, to change the global bond coupon as a result of market conditions.

At or around 9:00 A.M., July 21, 2005	Announcement of Maximum Extension of Global Bond Maturity The maximum extension of maturity for the global bonds will be announced.

4:30 P.M., July 21, 2005

Expiration; Submission Period Ends

The submission period ends and the invitation expires, unless Brazil extends it or terminates it earlier in its sole and absolute discretion.

You may no longer submit, modify or withdraw your exchange offer, unless the submission period is extended by Brazil.

At or around 11:00 A.M. July 22, 2005

Announcement

Brazil announces:

•      the clearing extension period and the resulting global bond maturity date pursuant to the modified Dutch auction and the principal amortization schedule and first interest payment date for the global bonds;

•      the aggregate original principal amount of old bonds accepted in exchange for global bonds (which could be zero);

•      the aggregate principal amount of global bonds to be issued pursuant to the invitation (which could be zero);

•      information concerning any applicable proration; and

•      the aggregate principal amount of global bonds to be issued pursuant to the cash offering (which could be zero).

Trading in the global bonds on a when-and-if-issued basis will commence following these announcements.

August 1, 2005

Settlement

Settlement of the global bond offering. Delivery of global bonds against good delivery of old bonds or cash payment, as appropriate. We refer to the date on which the global bond offering settles as the “settlement date.”

RISK FACTORS

This section describes certain risks associated with the global bond offering and with investing in the global bonds. You should consult your financial and legal advisors about the risk of participating in the global bond offering and investing in the global bonds. Brazil disclaims any responsibility for advising you on these matters.

Risk Factors Relating to the Global Bond Offering

If the global bond offering is completed, the trading market for the old bonds not exchanged may become illiquid, which may adversely affect the market value of the old bonds.

Old bonds not exchanged pursuant to the global bond offering will remain outstanding. The exchange of old bonds pursuant to the global bond offering and the cancellation of such old bonds will reduce the aggregate principal amount of old bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of any old bonds not exchanged. See “Terms of the Global Bond Offering—Market for the Old Bonds and Global Bonds.”

There is no established trading market for the global bonds, and the price at which the global bonds will trade in the secondary market is uncertain.

The global bonds are a new issue of securities with no established trading market. Brazil has been advised by the joint book runners that they intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. Application has been made to admit the global bonds for trading on the EuroMTF. No assurance can be given as to the liquidity of the trading market for the global bonds. The price at which the global bonds will trade in the secondary market is uncertain. See “Terms of the Global Bond Offering—Market for the Old Bonds and Global Bonds.”

Risk Factors Relating to Brazil

Current account deficits may leave Brazil vulnerable to external shocks and reductions in foreign direct investment.

Brazil recorded current account deficits from 1993 to 2002. Although Brazil was able to finance most of its current account deficit during these years through direct foreign investment, Brazil’s recurring current account deficits and the need to finance them have left Brazil vulnerable at times to external shocks and reductions in foreign direct investment. Although such solvency indicators as the ratio of debt service payments to exports and the ratio of international reserves to total debt have improved and Brazil registered current account surpluses in 2003 and 2004, Brazil cannot assure you that such current account deficits will not return in the future.

A significant depreciation in the real may have an adverse effect on the Brazilian economy and on Brazil’s public debt.

The value of the real has at times fluctuated significantly against the U.S. dollar. The second half of 2002 and the first quarter of 2003 posed several challenges for Brazil, for example, which arose in large part from the effects of Argentina’s financial crisis, a weak global economy, uncertainties about the country’s national elections held in October 2002 and concerns about terrorism and tensions in the Middle East. Through much of the period from July 2002 through October 2002, the real declined from R$2.844 to U.S.$1.00 on June 28, 2002 to R$3.9552 on October 22, 2002. This volatility of the real has at times had an adverse effect on Brazil’s economy as well as on its public debt, which at times has included significant amounts that were indexed to the U.S. dollar. Brazil has been able to reduce its U.S. dollar-linked public debt from 29.0% in September 2002 to 3.7% in May 2005 which has reduced the impact of a 1% depreciation in the value of the real against the U.S. dollar on the ratio of net public sector debt to GDP from 0.4 of a percentage point in September 2002 to 0.1 of a percentage point in May 2005.

However, Brazil cannot assure you that a significant depreciation in the real will not have an adverse effect on the Brazilian economy and on Brazil’s public debt in the future.

Brazil’s large stock of public debt has at times made Brazil’s finances susceptible to adverse shocks and led to persistent negative debt dynamics.

Brazil’s net debt-to-GDP level increased significantly between 1995 and 2003, rising from 28.1% in May 1995 to 61.7% in September 2002 before falling to 50.3% in May 2005. A significant percentage of this debt is floating rate debt that is indexed to, among other things, the Over/Selic rate, the real/U.S. dollar exchange rate or the inflation rate. On December 31, 2004, Brazil’s floating rate domestic debt securities totaled approximately R$625.5 billion (or 77.2% of all federal domestic debt securities), of which R$463.0 billion (or 57.1% of all federal domestic debt securities) was indexed to the Over/Selic rate. High real interest rates in respect of the large stock of public debt have, at times, led to persistent high debt servicing costs which, together with the need for Brazil to roll over or refinance outstanding indebtedness and the recognition of certain liabilities as obligations of Brazil, have in turn led, at times, to sustained high levels of net public sector debt as well as to nominal deficits. See “Introduction” in Brazil’s annual report on Form 18-K for 2004.

Other Considerations

The global bonds will contain provisions that permit Brazil to amend the payment terms without the consent of all holders.

The global bonds will contain provisions regarding acceleration and voting on future amendments, modifications and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the global bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding global bonds. See “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Brazil is a foreign sovereign state and accordingly it may be difficult to obtain or enforce judgments against it.

Brazil is a foreign state. As a result, it may not be possible for investors to effect service of process within their own jurisdiction upon Brazil or to enforce against Brazil judgments obtained in their own jurisdictions. See “Sovereign Immunity and Arbitration” in this prospectus supplement and “Arbitration and Enforceability” in the accompanying prospectus.

TABLE OF REFERENCES

The information incorporated by reference from Brazil’s annual report on Form 18-K includes, but is not limited to, the following items:

EC No. 809/2004 Item	Annual Report on Form 18-K for 2004

Issuer’s position within the governmental framework	“The Federative Republic of Brazil—Form of Government and Political Parties” on pages D-12 to D-14 of Exhibit D

Geographic location and legal form of the issuer	“The Federative Republic of Brazil” on pages D-11 to D-15 of Exhibit D

Recent events relevant to the issuer’s solvency	“The Brazilian Economy—Historical Background” and “—Recent Economic Events and Policies” on pages D-16 to D-21 of Exhibit D

Structure of the issuer’s economy	“The Brazilian Economy—Principal Sectors of the Economy” on pages D-26 to D-30 of Exhibit D

Gross domestic product	“The Brazilian Economy—Gross Domestic Product” on pages D-23 to D-25 of Exhibit D

Brazil’s political system and government	“The Federative Republic of Brazil—Form of Government and Political Parties” on pages D-12 to D-14 of Exhibit D

Tax and budgetary systems of the issuer	“Public Finance—Budget Process” and “—Taxation and Revenue Sharing Systems” on pages D-82 to D-83 and D-85 to D-88 of Exhibit D

Gross public debt of the issuer	“Public Debt” on pages D-90 to D-100 of Exhibit D

Foreign trade and balance of payments	“Balance of Payments and Foreign Trade—Balance of Payments” and “—Foreign Trade” on pages D-46 to D-54 of Exhibit D

Foreign exchange reserves	“Balance of Payments and Foreign Trade—International Reserves” on pages D-57 to D-59 of Exhibit D

Financial position and resources	“Balance of Payments and Foreign Trade—International Reserves” on pages D-57 to D-59 and “Public Finance—2005 Budget” on pages D-83 to D-85 of Exhibit D

Income and expenditure figures and 2005 Budget	“Public Finance—2005 Budget” on pages D-83 to D-85 of Exhibit D

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement, the accompanying prospectus, the related letters of transmittal, if applicable, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Each of these documents contain information you should consider when making your investment decision. Brazil is furnishing this prospectus supplement, the accompanying prospectus and, if applicable, the related letters of transmittal to you solely in the context of the global bond offering.

Brazil, having taken all reasonable care to ensure that such is the case, confirms that the information contained in this prospectus (which includes this prospectus supplement together with the attached prospectus dated as of January 5, 2005) is, to the best of Brazil’s knowledge, in accordance with the facts and contains no material omission likely to affect its import. Brazil accepts responsibility accordingly.

Prospective investors should rely on the information provided in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. No person is authorized to make any representation or give any information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Any such representation or information not contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference in this prospectus supplement and the accompanying prospectus must not be relied upon as having been authorized by Brazil or by Credit Suisse First Boston LLC and J.P. Morgan Securities Inc., as joint dealer managers for the invitation and joint book runners for the cash offering, and The Bank of New York, as the settlement agent for the invitation and the Luxembourg exchange agent for the invitation. See “General Information—Where You Can Find More Information” for information on the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

Brazil is not offering to sell any securities other than the global bonds offered under this prospectus supplement, nor is Brazil soliciting offers to buy or exchange any securities other than the old bonds described in this prospectus supplement. Brazil is not offering to sell the global bonds or soliciting offers to buy or exchange old bonds in places where such offers are not permitted by applicable law. You should not assume that the information in this prospectus supplement or the accompanying prospectus, or the information Brazil has previously filed with the Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate as of any date other than their respective dates. Brazil’s economic, fiscal or political circumstances may have changed since such dates.

The global bonds described in this prospectus supplement are debt securities of Brazil being offered under registration statement no. 333-121603 filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus provides you with a general description of the securities that Brazil may offer, and this prospectus supplement contains specific information about the terms of the global bond offering and the global bonds. This prospectus supplement also adds, updates or changes information provided or incorporated by reference in the accompanying prospectus and contains more recent official and publicly available economic data on Brazil. Consequently, before you invest, you should read this prospectus supplement together with the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Those documents (such as Brazil’s annual report on Form 18-K for 2004, which was filed on June 30, 2005, as amended from time to time) contain information regarding Brazil, the global bonds and other matters. The registration statement, any post-effective amendments thereto, the various exhibits thereto, and the documents incorporated therein by reference contain additional information about Brazil and the global bonds. All of those documents may be inspected at the SEC’s public reference room in Washington D.C. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov and from the offices of the paying agent in Luxembourg. Certain terms used but not defined in this prospectus supplement are defined in the accompanying prospectus.

References to “U.S.$” or “$” in this prospectus supplement are to U.S. dollars and references to “R$” are to Brazilian reais, and references to “€” are to euros.

As used in this prospectus supplement, the term “business day” means any day other than a Saturday, a Sunday or a legal holiday or a day on which banking institutions or trust companies are authorized or obligated by law to close in New York City or Brasília, Brazil, and the term “trading day” means any day on which The Depository Trust Company, or “DTC,” the Euroclear System, or “Euroclear,” or Clearstream Banking, société anonyme, or “Clearstream, Luxembourg,” the fiscal agent, the settlement agent, the Luxembourg exchange agent and commercial banks in the State of New York are all open for business.

Investors should note that:

•	The global bonds will mature on the date determined pursuant to the maturity date resulting from the clearing extension period selected under the modified Dutch auction process described in this prospectus supplement. This maturity of the global bonds will be longer than the maturity of the old bonds.

•	The principal on the global bonds will amortize as described in this prospectus supplement on an amortization schedule which is the same as the old bonds, but as appropriately modified to reflect the clearing extension period for the global bonds.

•	The coupon on the global bonds will be 8%; provided, however, that Brazil reserves the right to change, in its sole and absolute discretion, the global bond coupon at any time prior to 4:30 P.M., New York City time, on the day before the expiration date.

•	The global bonds will not be callable prior to their maturity.

•	Brazil will cancel the old bonds it acquires pursuant to the invitation. Accordingly, this transaction will reduce the aggregate principal amount of old bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining old bonds that Brazil does not acquire.

•	The global bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to much of Brazil’s outstanding public external indebtedness. Under these provisions, which are commonly referred to as “collective action clauses,” Brazil may, among other things, amend certain key terms of a series of global bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds of that series. Additionally, if an event of default has occurred and is continuing with respect to a series of global bonds, the global bonds of that series may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding global bonds of that series. Those provisions are described in the sections entitled “Description of the Global Bonds—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

None of Brazil, the joint dealer managers, the joint book runners, the settlement agent or the Luxembourg exchange agent has expressed any opinion as to whether the terms of the global bond offering are fair. None of Brazil, the joint dealer managers, the joint book runners, the settlement agent or the Luxembourg exchange agent makes any recommendation that you offer to exchange old bonds or purchase global bonds pursuant to the global bond offering or refrain from doing so, and no one has been authorized by Brazil, the joint dealer managers, the joint book runners, the settlement agent or the Luxembourg exchange agent to make any such recommendation. You must make your own investment decision as to whether to offer to exchange old bonds or purchase global bonds pursuant to the global bond offering or refrain from doing so, and, if you elect to exchange old bonds or purchase global bonds, the principal amount of old bonds or global bonds to offer to exchange or purchase.

Until 40 days after the expiration date, all dealers effecting transactions in the global bonds in the United States, whether or not participating in this distribution, may be required to deliver a copy of this prospectus supplement and the accompanying prospectus. This is in addition to the obligation of these dealers to deliver a prospectus in connection with this distribution with respect to their unsold allotments or subscriptions.

FORWARD-LOOKING STATEMENTS

Brazil has made forward-looking statements in this prospectus supplement and the accompanying prospectus. Statements that are not historical facts are forward-looking statements. These statements are based on Brazil’s current plans, estimates, assumptions and projections. Therefore, you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Brazil undertakes no obligation to update any of them in light of new information or future events.

Forward-looking statements involve inherent risks. Brazil cautions you that many factors could affect the future performance of the Brazilian economy. These factors include, but are not limited to:

•	External factors, such as:

•	interest rates in financial markets outside Brazil;

•	the impact of changes in the credit rating of Brazil;

•	the impact of changes in the international prices of commodities;

•	economic conditions in Brazil’s major export markets; and

•	the decisions of international financial institutions regarding the terms of their financial assistance to Brazil.

•	Internal factors, such as:

•	general economic and business conditions in Brazil;

•	present and future exchange rates of the Brazilian currency;

•	foreign currency reserves;

•	the level of domestic debt;

•	domestic inflation;

•	the ability of Brazil to effect key economic reforms;

•	the level of foreign direct and portfolio investment; and

•	the level of Brazilian domestic interest rates.

SOVEREIGN IMMUNITY AND ARBITRATION

Brazil is a foreign sovereign state. Consequently, it may be difficult for you to obtain or realize upon judgments of courts in the United States against Brazil. For more information, see “Arbitration and Enforceability” in the accompanying prospectus.

CERTAIN LEGAL RESTRICTIONS

The distribution of materials relating to the global bond offering, and the transactions contemplated by the global bond offering, may be restricted by law in certain jurisdictions. If materials relating to the global bond offering come into your possession, you are required by Brazil to inform yourself of and to observe all of these restrictions. The materials relating to the global bond offering do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the global bond offering be made by a licensed broker or dealer and either joint dealer manager or joint book runner, or any affiliate of either joint dealer manager or joint book runner, is a licensed broker or dealer in that jurisdiction, the global bond offering shall be deemed to be made by such joint dealer manager or joint book runner or such affiliate on behalf of Brazil in that jurisdiction. For more information, see “Jurisdictional Restrictions” in this prospectus supplement.

RECENT DEVELOPMENTS

The information included in this section supplements the information about Brazil contained in Brazil’s annual report for 2004 on Form 18-K filed with the SEC on June 30, 2005, as amended from time to time. To the extent the information in this section is inconsistent with the information contained in such annual report, the information in this section replaces such information. Initially capitalized terms not defined in this section have the meanings ascribed to them in that annual report. Cross-references in this section are to sections in that annual report.

Balance of Payments; Foreign Trade; International Reserves

During the first five months of 2005, Brazil registered an accumulated trade surplus of approximately U.S.$15.6 billion, versus an accumulated trade surplus of approximately U.S.$11.2 billion for the corresponding period in 2004. Exports for the first five months of 2005 totaled U.S.$43.5 billion, a 27.9% increase over the corresponding period of 2004, while imports totaled U.S.$27.8 billion, a 22.2% increase from the U.S.$22.8 billion recorded for the corresponding period in 2004. The improvement in the trade balance during the first five months of 2005 resulted in an accumulated current account surplus of approximately U.S.$4.1 billion, compared to an accumulated surplus of approximately U.S.$2.3 billion for the corresponding period in 2004. The accumulated balance of payments surplus was approximately U.S.$10.1 billion for the first five months of 2005 compared to an accumulated surplus of approximately U.S.$2.2 billion for the corresponding period in 2004.

Preliminary trade figures for June 2005 indicate that Brazil registered an accumulated trade surplus of approximately U.S.$19.7 billion for the first six months of 2005 versus an accumulated trade surplus of approximately U.S.$15.0 billion for the corresponding period in the previous year. Exports for the first six months of 2005 totaled U.S.$53.7 billion, a 23.9% increase over the U.S.$43.3 billion recorded in the corresponding period of 2004. Imports for the first six months of 2005 totaled U.S.$34.0 billion, a 20.2% increase from the U.S.$28.3 billion recorded in the corresponding period of 2004.

Brazil’s international reserves (which include gold and foreign exchange holdings) totaled U.S.$37.8 billion on December 31, 2002, U.S.$49.3 billion on December 31, 2003, U.S.$52.9 billion on December 31, 2004 and U.S.$59.9 billion on June 30, 2005.

Prices

The broad consumer rate index, or IPCA, rose 12.5% in 2002, 9.3% in 2003, 7.6% in 2004 and 7.3% in the twelve-month period ended June 30, 2005.

The inflation rate (as measured by IGP-DI) rose 26.4% in 2002, 7.7% in 2003, 12.1% in 2004 and 6.5% in the twelve-month period ended June 30, 2005.

Foreign Exchange

The real-dollar exchange rate (sell side), as published by the Central Bank, was R$3.5333 to U.S.$1.00 on December 31, 2002, R$2.8892 to U.S.$1.00 on December 31, 2003, R$2.6544 to U.S.$1.00 on December 31, 2004 and R$2.3504 to U.S.$1.00 on June 30, 2005.

Employment

After declining from 13.1% in April 2004 to 9.6% in December 2004, the unemployment rate in Brazil’s six largest metropolitan areas rose to 10.8% in April 2005 before falling again to 10.2% in May 2005.

Foreign Investment

During the first five months of 2005, net foreign direct investment totaled approximately U.S.$7.2 billion, compared with approximately U.S.$3.3 billion of such investment registered during the corresponding period in 2004.

Monetary Policy

Between February 19, 2003 and April 14, 2004, the Central Bank reduced the Over/Selic rate target from 26.5% to 16%. In an effort to manage inflationary expectations, the Central Bank increased its Over/Selic rate target from 16% to 16.25% on September 15, 2004, 16.75% on October 20, 2004, 17.25% on November 17, 2004, 17.75% on December 15, 2004, 18.25% on January 19, 2005, 18.75% on February 16, 2005, 19.25% on March 16, 2005, 19.5% on April 20, 2005 and 19.75% on May 18, 2005. The Over/Selic rate target was left unchanged on June 15, 2005.

Public Finance

During the five-month period ended May 31, 2005, Brazil’s accumulated consolidated public sector primary surplus was R$50.3 billion (6.6% of GDP), compared with the R$38.3 billion (5.6% of GDP) consolidated public sector primary surplus for the corresponding period in 2004. The accumulated consolidated public sector nominal deficit for the five-month period ended May 31, 2005 was R$14.6 billion (1.9% of GDP), compared with the R$13.7 billion (2.0% of GDP) consolidated public sector nominal deficit for the corresponding period in 2004.

On April 15, 2005, the Government submitted its proposed budget directives law (Lei de Diretrizes Orçamentárias) for 2006 to Congress for its consideration. The proposed legislation provides that tax revenues administered by the Federal Revenue Secretariat are not to exceed 16% of GDP and that non-financial current expenditures are not to exceed 17% of GDP. The consolidated primary surplus target for 2006 in the proposed legislation is 4.25% of GDP.

Public Debt

Brazil’s net public sector debt stood at R$957.6 billion (or 50.3% of GDP) on May 31, 2005, compared with R$957.0 billion (or 51.7% of GDP) on December 31, 2004. On May 31, 2005, Brazil’s consolidated net public sector external debt was R$96.8 billion (or 5.1% of GDP).

On May 31, 2005, Brazil’s U.S. dollar-indexed federal domestic securities debt totaled approximately R$32.6 billion (3.7% of all federal domestic debt securities). By contrast, the aggregate principal amount of the federal domestic debt securities indexed to the Over/Selic rate rose from R$449.0 billion (61.4% of all federal domestic debt securities) on December 31, 2003 to R$463.0 billion (57.1% of all federal domestic debt securities) on December 31, 2004 and R$ 513.6 billion ( 57.8% of all federal domestic debt securities on May 31, 2005, while fixed rate federal domestic debt securities increased from R$104.6 billion (14.3% of all federal domestic debt securities) on December 31, 2003 to R$184.8 billion (22.8% of all federal domestic debt securities) on December 31, 2004 and R$ 218.1 billion ( 24.6% of all federal domestic debt securities) on May 31, 2005.

In May 2005, the average tenor of Brazil’s federal domestic debt securities was 27.5 months, a reduction from the average tenor of 33.2 months in December 2002 and 31.3 months in December 2003. In 2003 and 2004, Brazil’s effort to reduce its vulnerability to external shocks by increasing its issuance of federal domestic fixed-rate debt securities contributed to a further reduction of the average maturity of the Republic’s domestic debt securities, because Brazil’s fixed-rate federal domestic debt securities tend to be short-term securities. For a description of certain external shocks to which Brazil has been subject, see “The Brazilian Economy—Recent Economic Events and Policies”. Of the R$887.9 billion in federal domestic debt securities outstanding on May 31, 2005, 43.8% were scheduled to mature on or before May 31, 2006.

TERMS OF THE GLOBAL BOND OFFERING

Terms and Purpose of the Global Bond Offering

Brazil is inviting holders of old bonds to submit one or more offers to exchange old bonds for global bonds, on the terms and subject to the conditions described in this prospectus supplement, the accompanying prospectus and, if applicable, the related letters of transmittal. The terms of the global bonds are described in “Description of the Global Bonds.”

Purpose; Use of Proceeds; Minimum Issue Size

The global bond offering is part of a broader program implemented by Brazil in an effort to manage its liabilities. In addition, the issuance of the global bonds is intended to provide a liquid, sovereign-risk benchmark for Brazil. If Brazil decides, in its sole and absolute discretion, to issue and sell global bonds pursuant to the cash offering, Brazil intends to use the net cash proceeds of the sale of global bonds pursuant to the cash offering to refinance the public debt of Brazil.

There is no minimum issue size pursuant to the global bond offering. Brazil reserves the right, in its sole and absolute discretion, not to issue any global bonds pursuant to the invitation or the cash offering.

Methodology Generally; No Recommendation

You should independently analyze the value of the old bonds and the global bonds and make your own assessment of the terms of the invitation. None of Brazil, any dealer manager, the settlement agent or the Luxembourg exchange agent has expressed any opinion as to whether the terms of the invitation are fair. None of Brazil, any dealer manager, the settlement agent or the Luxembourg exchange agent makes any recommendation that you offer to exchange old bonds or refrain from offering to do so pursuant to the invitation, and no one has been authorized by Brazil, any dealer manager, the settlement agent or the Luxembourg exchange agent to make any such recommendation.

Consideration to be Received Pursuant to the Exchange Offer

If you offer to exchange old bonds for global bonds pursuant to the invitation and Brazil accepts your exchange offer, you will receive, in exchange for each U.S.$1,000 of original principal amount of old bonds exchanged, global bonds in a principal amount equal to:

U.S.$1,000; multiplied by a scaling factor of 1.05549;

where the scaling factor accounts for interest payable on old bonds that has been capitalized as principal, as well as any principal that has been paid pursuant to the terms of the old bonds.

If your old bonds are accepted in exchange for global bonds, in addition to any global bonds you may be entitled to, you will receive an amount in cash in U.S. dollars equal to the accrued but unpaid interest (from April 15, 2005, the last interest payment date for the old bonds) on the outstanding principal amount of your old bonds accepted for exchange to (but not including) the settlement date (as described below).

Because Brazil will issue global bonds only in integral multiples of U.S.$1,000, the aggregate principal amount of the global bonds that will be issued to any exchanging bondholder pursuant to all of its accepted exchange offers, if not an integral multiple of U.S.$1,000, will be rounded downward to the nearest integral multiple of U.S.$1,000, and you will receive an amount in cash in U.S. dollars in respect of such rounding equal to the decrease in aggregate principal amount of the global bonds that you will receive as a result of such rounding multiplied by the global bond issue price. In the event that there is no cash offering, the global bond issue price to be used in rounding will be determined by Brazil, after consultation with the dealer managers, based on the trading price shortly following the announcement of the results of the global bond offering.

Announcement of Any Change in Global Bond Coupon

The global bond coupon will be 8%. However, before 4:30 P.M., New York City time, on the day before the expiration date, Brazil, in its sole and absolute discretion, may decide to change the global bond coupon because of market conditions. If such a change is made by Brazil it will be announced by Brazil before 4:30 P.M., New York City time, on the day before the expiration date.

Brazil will make any announcement of a change in the global bond coupon by press release issued to the Reuters News Services. In addition, Brazil will, subject to applicable law, publish a notice in the d’Wort, as described in “—Publication”.

Announcement of Maximum Extension Period

At or around 9:00 A.M., New York City time, on the expiration date or as soon as practicable thereafter, Brazil will select, in its sole and absolute discretion, and announce the period of time that will serve as the maximum extension period for the maturity of the global bonds. Such maximum extension period will be used for investors submitting offers on a non-competitive basis.

Brazil will make the announcement of the maximum extension period by press release issued to the Reuters News Services. In addition, Brazil will, subject to applicable law, publish a notice in the d’Wort, as described in “—Publication.”

The Modified Dutch Auction

The invitation will be conducted pursuant to a modified Dutch auction process as to the extension period for the global bonds. You may make your offer in the form of a competitive or noncompetitive offer.

The extension period represents the amount of time by which the maturity of the global bonds will exceed the maturity of the old bonds. For the purposes of determining the clearing extension period, you should assume that Brazil would prefer a longer extension period and investors would prefer a shorter extension period.

You may submit one or more competitive offers with respect to the extension period of the global bonds during the submission period. If you elect to submit a competitive offer, your electronic letter of transmittal must specify an extension period in one-quarter-of-a-year increments.

The extension period represents the amount of time by which the maturity of the global bonds will exceed the maturity of the old bonds. For example, since the old bonds mature on April 15, 2014, a bid of “4.25 years” is the equivalent to bidding for a global bond with a maturity date of July 15, 2018. For the purposes of determining the clearing extension period, you should assume that Brazil would prefer a longer extension period and investors would prefer a shorter extension period.

If Brazil accepts your competitive offer, you will be entitled to the benefit of the applicable clearing extension period for your old bonds, even if you specified a longer extension period in your competitive offer. If, however, you specify an extension period that is shorter than the clearing extension period selected by Brazil for the global bond, you will not be entitled to participate in the exchange of the old bonds for the global bonds.

Alternatively, during the submission period, you may submit a noncompetitive offer that does not specify an extension period. If Brazil accepts your noncompetitive offer, you will be entitled to the benefit of the applicable clearing extension period, which will be equal to or shorter than the maximum extension period announced by Brazil.

Old bonds may be offered for exchange only in an authorized denomination, with a minimum offer requirement of U.S.$1,000 of the original principal amount (whether you submit a competitive or a noncompetitive offer). There is no limit on the original principal amount of old bonds that may be offered for exchange. However, certain competitive offers may be subject to proration.

Announcement of Terms of Global Bonds

On the announcement date, Brazil, after reviewing the exchange offers made in the invitation pursuant to the modified Dutch auction as to the extension period for the global bonds referred to above, will determine in its sole and absolute discretion whether to accept any exchange offers. If Brazil elects to accept any exchange offers, it will select in its sole and absolute discretion the clearing extension period for the global bonds.

At or around 11:00 A.M. New York City time on the announcement date, Brazil will announce:

•	the clearing extension period and the resulting global bond maturity date pursuant to the modified Dutch auction and the principal amortization schedule and first interest payment date for the global bonds (as described above);

•	the aggregate original principal amount of old bonds accepted in exchange for global bonds (which could be zero);

•	the aggregate principal amount of global bonds to be issued pursuant to the invitation (which could be zero);

•	information concerning any applicable proration; and

•	the aggregate principal amount of global bonds to be issued pursuant to the cash offering (which could be zero).

Brazil will make all of the foregoing announcements by press release issued to the Reuters News Services. In addition, Brazil will, subject to applicable law, publish a notice in the d’Wort, as described in “—Publication.”

Procedures for Submitting Exchange Offers

General

If you wish to submit an offer pursuant to the invitation, you must (i) deliver or arrange to have delivered “bond instructions” (as described below) and (ii) submit, or arrange to have submitted, your exchange offer.

You may make your offer in the form of a competitive offer or a non-competitive offer.

Non-Competitive Offers

You may submit a non-competitive offer that does not designate an extension period by either (i) including your non-competitive offer in your bond instructions, or (ii) delivering an electronic letter of transmittal to the settlement agent by electronic transmission through the settlement agent’s website at https://www.corporateactionprocessing.com. Only a direct participant in Euroclear or Clearstream, Luxembourg who has delivered bond instructions to Euroclear or Clearstream, Luxembourg in accordance with the deadlines specified by Euroclear or Clearstream, Luxembourg may submit an electronic letter of transmittal. You must include a reference code (as described below) in your electronic letter of transmittal. Any electronic letter of transmittal that for any reason cannot be promptly and unmistakably reconciled with a bond instruction will be deemed invalid by Brazil. In order to facilitate reconciliation of bond instructions to electronic letters of transmittal, we strongly encourage direct participants to submit one electronic letter of transmittal per bond instruction.

Competitive Offers

You may submit one or more competitive offers by delivering, or arranging to have delivered, an electronic letter of transmittal to the settlement agent by electronic transmission through the settlement agent’s website at https://www.corporateactionprocessing.com. Only a direct participant in Euroclear or Clearstream, Luxembourg who has delivered bond instructions to Euroclear or Clearstream, Luxembourg in accordance with the deadlines specified by Euroclear or Clearstream, Luxembourg may submit an electronic letter of transmittal.

You must include a reference code (as described below) in your electronic letter of transmittal. Any electronic letter of transmittal that for any reason cannot be promptly and unmistakably reconciled with a bond instruction will be deemed invalid by Brazil. In order to facilitate reconciliation of bond instructions to electronic letters of transmittal, we strongly encourage direct participants to submit one electronic letter of transmittal per bond instruction.

Exchange Offers with Respect to Old Bonds Held in Euroclear and Clearstream, Luxembourg

If you hold your old bonds through Euroclear or Clearstream, Luxembourg, you must arrange for a direct participant in one of those clearing systems to deliver bond instructions with respect to the old bonds that you wish to exchange. If you are submitting a non-competitive offer, you may so specify in your bond instructions and in such case, you need not submit an electronic letter of transmittal.

Your bond instructions must be delivered in accordance with deadlines and procedures established by Euroclear and Clearstream, Luxembourg. See “Terms of the Global Bond Offering—Procedures for Submitting Exchange Offers —Reference Codes; Bond Instructions; Deadlines,” unless a dealer manager submits an exchange offer on your behalf.

Exchange Offers with Respect to Old Bonds NOT Held in Euroclear and Clearstream, Luxembourg

If you do not hold your old bonds through an account with Euroclear or Clearstream, Luxembourg, you must arrange to have your old bonds transferred to a Euroclear or Clearstream, Luxembourg account if you wish to participate in the invitation. If you do not have an account at Euroclear or Clearstream, Luxembourg and you do not know how to arrange for such a transfer, you should contact any dealer manager for assistance in submitting your exchange offer. Once your old bonds have been transferred to a Euroclear or Clearstream, Luxembourg account, you may then submit a letter of transmittal and deliver bond instructions as described above.

Exchange Offers Submitted by the Dealer Managers

You may request that a dealer manager submit an exchange offer on your behalf. In order to do this, you will need to communicate your request to such dealer manager, who is under no obligation to act on your behalf and may impose additional conditions on exchange offers made by such dealer manager on your behalf. Brazil will not require any holder making an exchange offer through a dealer manager or a dealer manager submitting an exchange offer on its own behalf to deliver bond instructions prior to the expiration date. But the holder from whose Euroclear or Clearstream, Luxembourg account the old bonds will be debited, or the dealer manager, must deliver, and Euroclear or Clearstream, Luxembourg, as applicable, must receive, bond instructions with respect to any such exchange offers accepted by Brazil no later than one trading day after the announcement date.

Exchange Offers with Respect to Old Bonds Held by Custodians

If you hold your old bonds through a custodian, you may not submit an exchange offer directly. You should contact that custodian to discuss which of the above options can be used by you and your custodian to submit exchange offers on your behalf. In the event that your custodian is unable to submit an electronic letter of transmittal or bond instructions through the applicable clearing system, as applicable, on your behalf, you should contact a dealer manager for assistance in submitting your exchange offer. There can be no assurance that such dealer manager will be able to assist you in successfully submitting your exchange offer.

Luxembourg Procedures

If you are in Luxembourg, you may contact and submit, or arrange to have submitted, to the Luxembourg exchange agent an electronic letter of transmittal according to one of the methods described above. Any services in connection with the invitation may be performed in Luxembourg, at the offices of the Luxembourg exchange agent, where all information and documentation in connection with the invitation will be available free of charge.

Reference Codes; Bond Instructions; Deadlines

Your electronic letter of transmittal MUST contain a unique reference code for each exchange offer. No two letters of transmittal may have the same reference code.

A “reference code” will be provided by Euroclear or Clearstream, Luxembourg at the time you submit bond instructions.

Each letter of transmittal MUST have the same reference code as the bond instructions relating to it. Brazil, in its sole discretion, may consider invalid any letter of transmittal submitted without such reference code, or with a reference code that does not match the reference code in the corresponding bond instructions.

“Bond instructions” means:

•	with respect to old bonds held through Euroclear or Clearstream, Luxembourg, irrevocable instructions to:

•	block any attempt to transfer your old bonds on or prior to the settlement date; and

•	debit your account on the settlement date in respect of all of your old bonds, or in respect of such lesser portion of your old bonds as are accepted for exchange by Brazil, upon receipt of an instruction by the settlement agent to receive your old bonds for Brazil, subject in each case to the automatic withdrawal of the irrevocable instruction in the event that the invitation is terminated by Brazil prior to 4:30 P.M., New York City time, on the expiration date, in each case as notified to Euroclear or Clearstream, Luxembourg by the settlement agent on or before the exchange date;

•	an irrevocable authorization to disclose the name of the direct account holder, the name of the beneficial owner and information about the foregoing instructions; and

Bond instructions must be delivered and received by Euroclear and Clearstream, Luxembourg in accordance with the procedures established by them. Participants should refer to the respective notifications of Euroclear and Clearstream, Luxembourg for detailed information regarding their deadlines.

Bond instructions can be delivered only by direct participants in Euroclear and Clearstream, Luxembourg. If you are not a direct participant in Euroclear or Clearstream, Luxembourg, you must ensure that the bond instructions transmitted through the Euroclear or Clearstream, Luxembourg direct participant can be reconciled with your exchange offer. To the extent that bond instructions cannot for any reason be promptly and unmistakably reconciled with your exchange offer, your exchange offer may be deemed not to have been properly submitted.

With respect to exchange offers for old bonds held in Euroclear or Clearstream, Luxembourg submitted by a dealer manager on your behalf, such dealer manager must ensure that bond instructions have been submitted for all such exchange offers accepted by Brazil no later than one trading day following the announcement date. Any dealer manager who fails to provide timely proper account information or valid bond instructions will have the relevant global bonds put into an escrow account to enable timely settlement of the exchange offer. Any costs incurred in connection with the opening and maintaining of the escrow account will be charged to the dealer managers that fail to provide such information or bond instructions in time, on a pro rata basis according to their respective usage of the escrow account.

In any case, you are responsible for arranging the timely delivery of your bond instructions and, if applicable, your electronic letter of transmittal.

None of Brazil, any dealer manager, the settlement agent or the Luxembourg exchange agent will be responsible for the communication of exchange offers by:

•	holders of old bonds to the direct participant in Euroclear or Clearstream, Luxembourg through which they hold old bonds; or

•	holders of old bonds or the direct participant to the settlement agent, the Luxembourg exchange agent, Euroclear or Clearstream, Luxembourg; or

•	holders of old bonds to Credit Suisse First Boston LLC through any internet-based communications system operated by Market Axess Inc.

If you submit your exchange offer directly through a dealer manager, you will not be obligated to pay brokerage commissions, solicitation fees or transfer taxes with respect to that exchange. If you hold old bonds through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any service fees.

Deemed Representations, Warranties and Undertakings of Holders of Old Bonds Submitting Non-Competitive Offers through Bond Instructions

By submitting a non-competitive offer in bond instructions pursuant to the terms of the invitation, you and (if applicable) the relevant direct participant on your behalf, shall be deemed to acknowledge, represent, warrant and undertake to Brazil, the information agent, the settlement agent, the Luxembourg exchange agent and the joint dealer managers, on each of the dates that such bond instructions are submitted, that:

•	you have received and reviewed the prospectus supplement and the accompanying prospectus,

•	you have submitted an exchange offer in respect of the principal amount of the old bonds tendered in your non-competitive offer contained in your bond instructions, subject to the terms and the conditions (including the jurisdictional restrictions) of the invitation as set forth in the prospectus supplement (and subject to Brazil’s right to terminate or amend the invitation and to your right to withdraw this exchange offer prior to 4:30 P.M., New York City time, on the expiration date, in either case in the manner specified in the invitation),

•	you are a person for whom it is lawful to participate in the Invitation under the applicable securities laws contained under the caption “Jurisdictional Restrictions” in the prospectus supplement,

•

you have (a) arranged for a direct participant in Euroclear or Clearstream, Luxembourg, as appropriate, to deliver bond instructions with respect to the old bonds to Euroclear or Clearstream, Luxembourg, as appropriate, (b) authorized Euroclear or Clearstream, Luxembourg, as appropriate, in accordance with their procedures and deadlines, to (i) block any attempt to transfer prior to the settlement date such old bonds, (ii) cancel such old bonds (or such lesser portion as shall be accepted for exchange by Brazil) upon receipt of an instruction from the settlement agent on or after the settlement date to have such old bonds cancelled and (iii) disclose the name of the registered holder and information about the foregoing instructions with respect to such old bonds, (c) further authorized the settlement agent and the Luxembourg exchange agent further to instruct Euroclear or Clearstream, Luxembourg, as appropriate, as to the aggregate original principal amount of such old bonds that shall have been accepted for exchange by Brazil and (d) represented that you have instructed Euroclear or Clearstream, Luxembourg, as the case may be, as to the accounts to which any global bonds issuable pursuant to exchange offers made hereby should be credited.

•	you own, or have confirmed that the party on whose behalf you are acting owns, on the date of submission, the old bonds being offered and you have the full power and authority to offer for exchange the old bonds offered, and that if the same are accepted for exchange by Brazil pursuant to the invitation, Brazil will acquire good and marketable title thereto on the settlement date, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

•	you agree that accrued but unpaid interest to be paid by Brazil on the settlement date pursuant to the invitation shall be paid on the settlement date notwithstanding any other provision of the old bonds.

•	you will, upon request, execute and deliver any additional documents deemed by the settlement agent, the Luxembourg exchange agent or Brazil to be necessary or desirable to complete such exchange.

Deemed Representations, Warranties and Undertakings of Holders of Old Bonds Submitting Competitive or Non-Competitive Offers through Dealer Managers

If you submit a competitive or non-competitive offer through a dealer manager by submission of bond instructions, you shall be deemed to acknowledge, represent, warrant and undertake to Brazil, the information agent, the settlement agent, the Luxembourg exchange agent and the joint dealer managers, on each of the dates that such bond instructions are submitted, that:

•	you have received and reviewed the prospectus supplement and the accompanying prospectus,

•	you have submitted an exchange offer in respect of the principal amount of the old bonds tendered in your non-competitive offer contained in your bond instructions, subject to the terms and the conditions (including the jurisdictional restrictions) of the invitation as set forth in the prospectus supplement (and subject to Brazil’s right to terminate or amend the invitation and to your right to withdraw this exchange offer prior to the expiration date, which unless extended or earlier terminated by Brazil shall be 4:30 P.M., New York City time, on July 21, 2005, in either case in the manner specified in the invitation),

•	you are a person for whom it is lawful to participate in the Invitation under the applicable securities laws contained under the caption “Jurisdictional Restrictions” in the prospectus supplement,

•	you have (a) arranged for a direct participant in Euroclear or Clearstream, Luxembourg, as appropriate, to deliver bond instructions with respect to the old bonds to Euroclear or Clearstream, Luxembourg, as appropriate, no later than one trading day after the announcement, (b) authorized Euroclear or Clearstream, Luxembourg, as appropriate, in accordance with their procedures and deadlines, to (i) block any attempt to transfer prior to the settlement date such old bonds, (ii) cancel such old bonds (or such lesser portion as shall be accepted for exchange by Brazil) upon receipt of an instruction from the settlement agent on or after the settlement date to have such old bonds cancelled and (iii) disclose the name of the registered holder and information about the foregoing instructions with respect to such old bonds, (c) further authorized the settlement agent and the Luxembourg exchange agent further to instruct Euroclear or Clearstream, Luxembourg, as appropriate, as to the aggregate original principal amount of such old bonds that shall have been accepted for exchange by Brazil and (d) represented that you have instructed Euroclear or Clearstream, Luxembourg, as the case may be, as to the accounts to which any global bonds issuable pursuant to exchange offers made hereby should be credited.

•

you own, or have confirmed that the party on whose behalf you are acting owns, on the date of submission, the old bonds being offered and you have the full power and authority to offer for exchange the old bonds offered, and that if the same are accepted for exchange by Brazil pursuant to the invitation, Brazil will acquire good and marketable title thereto on the settlement date, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

•	you agree that accrued but unpaid interest to be paid by Brazil on the settlement date pursuant to the invitation shall be paid on the settlement date notwithstanding any other provision of the old bonds.

•	you will, upon request, execute and deliver any additional documents deemed by the settlement agent, the Luxembourg exchange agent or Brazil to be necessary or desirable to complete such exchange.

Irrevocability; Withdrawal Rights

Your exchange offer and corresponding electronic letter of transmittal will become irrevocable upon the expiration of the invitation on the expiration date, which unless extended or earlier terminated by Brazil shall be at 4:30 P.M., New York City time, on July 21, 2005. However, any exchange offer and, if applicable, corresponding electronic letter of transmittal can be withdrawn or revised prior to the expiration of the invitation on the expiration date by withdrawing or modifying the electronic letter of transmittal at the settlement agent’s website for the invitation on which it was originally submitted. If you wish to so modify or withdraw your electronic letter of transmittal, you must use the same user name and the same password under which you submitted your prior electronic letter of transmittal. If your exchange offer was non-competitive and you did not submit an electronic letter of transmittal, and you wish to revise or withdraw your exchange offer, you must do so in accordance with the procedures established by, and within the respective deadlines of, Euroclear and Clearstream, Luxembourg.

If you have requested that a dealer manager or a custodian submit an exchange offer on your behalf and you would like to withdraw or revise your exchange offer, you should contact that dealer manager or that custodian and request it to so withdraw or revise your exchange offer prior to the expiration of the invitation on the expiration date, which unless extended or earlier terminated by Brazil shall be at 4:30 P.M., New York City time on July 21, 2005. You should be aware, however, that the dealer manager or the custodian may impose earlier deadlines for withdrawing or revising an exchange offer in accordance with their procedures.

If Brazil terminates the invitation without accepting any exchange offers, all exchange offers and letters of transmittal shall automatically be deemed to be withdrawn. If Brazil accepts any exchange offers, any exchange offers not so accepted, together with the corresponding electronic letters of transmittal, shall automatically be deemed to be withdrawn.

Irregularities

All questions regarding the validity, form and eligibility, including time of receipt or revocation or revision, of any electronic letter of transmittal or exchange offer will be determined by Brazil in its sole and absolute discretion, which determination will be final and binding. Brazil reserves the absolute right to reject any and all electronic letters of transmittal and exchange offers not in proper form or for which any corresponding agreement by Brazil to exchange may, in the opinion of Brazil’s counsel, be unlawful. Brazil reserves the absolute right to waive any of the conditions of the invitation or defects in electronic letters of transmittal and exchange offers. None of Brazil, any dealer manager, the settlement agent or the Luxembourg exchange agent shall be under any duty to give notice to you, as the offering holder of old bonds, of any irregularities in electronic letters of transmittal, exchange offers or exchanges, nor shall any of them incur any liability for the failure to give such notice.

No Participation by Brazil

Brazil may not submit any exchange offers.

Participation by Brazilian Governmental Agencies

Brazilian governmental agencies may submit exchange offers on a non-competitive basis pursuant to the invitation, to the extent permitted by applicable law.

“Brazilian governmental agency” means the Central Bank or any governmental agency or any institution under the direct or indirect control of Brazil or any Brazilian governmental agency acting at the direction of, or on behalf of, Brazil. Regulation of financial institutions in Brazil by regulatory authorities of Brazil does not constitute control for this purpose.

Participation by the Dealer Managers

The dealer managers will be permitted to submit competitive or noncompetitive exchange offers as holders of old bonds or on behalf of holders of old bonds. Brazil will not require a dealer manager acting on your behalf to deliver bond instructions prior to the end of the submission period. Euroclear or Clearstream, Luxembourg, however, must receive bond instructions and letters of transmittal with respect to any such exchange offers accepted by Brazil no later than one trading day after the announcement date.

Term of Invitation, Termination and Amendments

The invitation will expire at 4:30 P.M., New York City time, on July 21, 2005, unless Brazil in its sole and absolute discretion extends it or terminates it earlier.

At any time before Brazil announces, on the announcement date, the acceptance of any exchange offers by press release issued to the Reuters News Services, Brazil may, in its sole and absolute discretion:

•	terminate the invitation, including with respect to exchange offers submitted prior to the time of the termination;

•	extend the invitation past the originally scheduled expiration date; or

•	amend the invitation from time to time in any fashion.

Acceptance of Offers; Proration

If Brazil selects the applicable clearing extension period and determines the principal amounts as described above, Brazil will accept all properly submitted exchange offers in the following order of priority:

•	first, exchange offers that are noncompetitive offers;

•	second, exchange offers that specify an extension period for the global bonds that is longer than the applicable clearing extension period; and

•	third, exchange offers that specify an extension period equal to the applicable clearing extension period.

If Brazil accepts your exchange offer, you will be entitled to the benefit of the applicable clearing extension period, even if you specified an extension period longer than the applicable clearing extension period or made a noncompetitive offer. If, however, you specify an extension period that is shorter than the clearing extension period selected by Brazil for the global bond, you will not be entitled to participate in the exchange of the old bonds for the global bonds.

If the aggregate principal amount of global bonds that would be issued in exchange for old bonds pursuant to the invitation (if all old bonds offered at the clearing level were accepted) exceeds the aggregate principal amount of global bonds that Brazil decides to issue, Brazil may, in its sole and absolute discretion, reduce the aggregate principal amount of global bonds to be issued pursuant to competitive offers specifying an extension period equal to the clearing extension period. Only those bidding at the clearing extension period will be subject to proration. Those submitting noncompetitive bids or bids that are longer than the clearing extension period will not be subject to proration.

Once Brazil has announced, by press release issued to the Reuters News Services, the acceptance of any exchange offers in accordance with the terms of the invitation, Brazil’s acceptance will be irrevocable. Exchange offers, as so accepted, will constitute binding obligations of the submitting holders of old bonds and Brazil to settle the exchange in the manner described in “—Settlement.”

The Cash Offering

Pursuant to the cash offering, Brazil will, in it sole and absolute discretion, determine whether to issue and offer to sell additional global bonds for cash to the joint book runners.

Brazil reserves the right in its sole and absolute discretion not to issue any global bonds pursuant to the cash offering. If Brazil and the joint book runners determine that, pursuant to the cash offering, Brazil will issue and sell global bonds to the joint book runners for resale, Brazil and the joint book runners will determine by negotiation the aggregate principal amount of global bonds to be so issued and sold.

As soon as practicable after selecting the global clearing extension maturity on the announcement date, Brazil will select in its sole and absolute discretion and announce by press release issued to the Reuters News Services the aggregate principal amount of global bonds to be issued and sold for cash pursuant to the cash offering.

Investors are not required to complete any subscription form in subscribing for global bonds under the cash offering.

For additional information about the cash offering, see “Joint Dealer Managers, Joint Book Runners and Settlement Agent; Plan of Distribution.”

Publication

Information about the global bond offering will, to the extent provided in this prospectus supplement, be published by press release issued to the Reuters News Services. In addition, Brazil, subject to applicable law, will publish a notice in a daily newspaper of general circulation in Luxembourg regarding the global bond offering. We expect that we will make such publication in the d’Wort. These notices will, among other things, include the names of the joint dealer managers, the settlement agent and the Luxembourg exchange agent.

Settlement

The settlement date for the global bond offering will be the fifth trading day following the announcement date (or, if such trading day is not a business day, the next succeeding trading day which is a business day). Under the current schedule, the settlement date will be August 1, 2005. The Bank of New York will act as settlement agent in connection with the global bonds issued pursuant to accepted exchange offers.

On the settlement date:

•

If Brazil has accepted your exchange offer, you, as the identified account holder, or Euroclear or Clearstream, Luxembourg, as the case may be, on your behalf, must deliver to Brazil good and marketable title to your old bonds, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind.

•	In return you will receive, as applicable:

•	solely by credit to the Euroclear or Clearstream, Luxembourg account in which your old bonds being exchanged were held, the global bonds to which you are entitled; and

•	solely by same-day credit to the Euroclear or Clearstream, Luxembourg account in which your old bonds being exchanged were held, the cash to which you are entitled pursuant to the terms of the invitation.

•	If you are purchasing global bonds for cash pursuant to the cash offering, you will pay the purchase price in immediately available funds, in accordance with standard settlement procedures applicable to global bond offerings, and in return you will receive, solely by credit to the account designated to the joint book runners, the global bonds to which you are entitled.

The determination by Brazil of the consideration to be received by the bondholders and any other calculation or quotation made with respect to the global bond offering shall be conclusive and binding on you, absent manifest error.

See “Clearance and Settlement” for a description of settlement procedures.

Market for the Old Bonds and Global Bonds

Brazil intends to cancel all old bonds acquired by it pursuant to the invitation. Accordingly, the exchange of old bonds pursuant to the invitation will reduce the aggregate original principal amount of old bonds that otherwise might trade in the public market, which could adversely affect the liquidity and market value of the remaining old bonds not offered or accepted pursuant to the invitation. Old bonds not exchanged pursuant to the invitation will remain outstanding.

The global bonds are a new issue of securities with no established trading market. Brazil has been advised by the joint book runners that they intend to make a market in the global bonds but are not obligated to do so and may discontinue market making at any time without notice. Application has been made to admit the global bonds for trading on the EuroMTF. No assurance can be given as to the liquidity of the trading market for the global bonds. The price at which the global bonds will trade in the secondary market is uncertain.

Certain Other Matters

Brazil reserves the right following completion or cancellation of the global bond offering to offer to call, exchange or buy old bonds or sell new securities (including additional global bonds), or to issue a new global bond offering to submit offers to exchange or sell old bonds or purchase new securities, in each case on terms that may be the same as, or more or less favorable than those contemplated by the global bond offering. The making of any such new offers and the making of any new invitation will depend on various factors, including interest rates prevailing at such time and the original principal amount of old bonds retired pursuant to the invitation.

THE OLD BONDS

The following chart sets forth certain summary information with respect to the outstanding old bonds:

Old Bond Type	Annual Interest Rate		Principal Repayment	Optional Redemption
C Bonds	8.000	%(1)	21 consecutive equal semi-annual installments beginning on April 15, 2004(2)	Callable, in whole or in part, at the option of Brazil at par on interest payment dates.

(1)	During the six years ended April 15, 2000, a portion of the accrued interest was capitalized as additional principal in accordance with the terms of the C Bonds.

(2)	Principal to be repaid under the C Bonds includes capitalized interest. As of the date of this prospectus supplement, the principal amount outstanding for each U.S. $1,000 original principal amount of C Bonds is U.S. $1,055.49. The terms of the C Bonds do not provide for any further capitalization of accrued interest.

The old bonds constitute direct, general, unsecured and unconditional external indebtedness of Brazil.

Interest on the old bonds is payable on each April 15 and October 15. The old bonds mature on April 15, 2014.

The old bonds are listed on the Luxembourg Stock Exchange.

The foregoing description does not purport to be complete and is qualified in its entirety by the applicable documentation for the old bonds, copies of which are on file and available for inspection at the office of the fiscal agent and at the office of the paying agent in Luxembourg.

For your convenience, the clearing reference numbers for the old bonds are listed in the table below:

	Common Code	ISIN
Bearer	004999347	XS0049993479
Registered	004999355	XS0049993552

DESCRIPTION OF THE GLOBAL BONDS

Brazil will issue the global bonds under the fiscal agency agreement, dated as of November 1, 1996, as amended by Amendment No. 1 thereto, dated as of April 28, 2003, Amendment No. 2 thereto, dated as of March 30, 2004, and Amendment No. 3 thereto, dated as of June 28, 2004, between Brazil and JPMorgan Chase Bank, N.A., as fiscal agent.

The following description is a summary of the material provisions of the global bonds and the fiscal agency agreement. Because it is only a summary, the description may not contain all of the information that is important to you as a potential investor in the global bonds. Therefore, Brazil urges you to read the fiscal agency agreement and the form of global bond before making your decision on whether to invest in the global bonds. Brazil has filed a copy of these documents with the SEC and has also deposited copies of these documents at the office of the fiscal agent in New York City.

The following description of the particular terms of the global bonds offered hereby supplements and replaces any inconsistent information set forth in the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

General Terms of the Global Bonds

The global bonds will:

•	not be redeemable at the option of Brazil prior to maturity.

•	mature at par on the date determined pursuant to the modified Dutch auction.

•	bear interest at 8%, subject to Brazil’s right to change the global coupon, in its sole and absolute discretion, before 4:30 P.M., New York City time, on the day prior to the expiration date. The first interest payment date for the global bonds will be October 15, 2005 or January 15, 2006, as determined based on the final clearing maturity selected pursuant to the results of the modified Dutch auction. The first interest period will commence on the settlement date and will end on such first interest payment date. Therefore, the first interest period will be shorter than the rest of the interest periods for the global bonds. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

•	pay interest semi-annually in arrears in equal installments on the 15th day of the month of the maturity date and on the 15th day of the month that is six months from the month of the maturity date; and will be paid to the person in whose name the global bond is registered at the close of business on the designated record date.

•	provide for principal payments in equal semi-annual installments on each interest payment date, commencing on the interest payment date which is eight years and six months prior to the maturity date.

•	be designated Type B “Collective Action Securities” under the fiscal agency agreement and, as such, will contain provisions which are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus. Under these provisions, Brazil may, among other things, amend the payment provisions of the global bonds and certain other terms with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds.

•	be the direct, unconditional and general obligations of Brazil and will rank equal in right of payment with all of Brazil’s payment obligations relating to its existing and future unsecured and unsubordinated external indebtedness.

•	be recorded on, and transferred through, the records maintained by DTC and its direct and indirect participants, including Euroclear and Clearstream, Luxembourg.

•	be issued in fully registered form, without coupons, in denominations of U.S.$1,000 and integral multiples of U.S.$1,000.

•	be available in definitive form only under certain limited circumstances.

•	will not be entitled to the benefit of any sinking fund.

The global bonds will contain provisions regarding acceleration and voting on amendments, modifications, changes and waivers that differ from those applicable to much of Brazil’s outstanding public external indebtedness and described in the accompanying prospectus. These provisions are commonly referred to as “collective action clauses”. Under these provisions, Brazil may amend certain key terms of the global bonds, including the maturity date, interest rate and other payment terms, with the consent of the holders of not less than 75% of the aggregate principal amount of the outstanding global bonds. Additionally, if an event of default has occurred and is continuing, the global bonds may be declared to be due and payable immediately by holders of not less than 25% of the aggregate principal amount of the outstanding global bonds. Those provisions are described in the sections entitled “—Default; Acceleration of Maturity” and “—Amendments and Waivers” in this prospectus supplement and “Collective Action Securities” in the accompanying prospectus.

Payment of Principal and Interest

As long as the global bonds are in the form of fully registered book-entry securities, registered in the name of DTC or a nominee of DTC, Brazil will make payments of principal and interest on the global bonds in U.S. dollars to DTC, which will receive the funds for distribution to the beneficial holders of the global bonds. Brazil expects that holders of the global bonds will be paid in accordance with the procedures of DTC and its direct and indirect participants. Neither Brazil nor the paying agent will have any responsibility or liability for any aspect of the records of, or payments made by, DTC or any failure on the part of DTC in making payments to holders of the global bonds from the funds it receives.

If the global bonds are issued in definitive form and your name is listed as the registered holder of a global bond in the security register maintained by the fiscal agent, Brazil will make its interest and principal payments to you by wire transfer if:

•	you own at least U.S.$1,000,000 aggregate principal amount of the global bonds;

•	not less than 15 days before the payment date, you notify the fiscal agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions; and

•	with respect to principal payments, you surrender the global bonds at the corporate trust office of the fiscal agent or at the offices of the other paying agents that Brazil appoints pursuant to the fiscal agency agreement.

If Brazil does not pay interest by wire transfer as described above for any reason, it will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register maintained by the fiscal agent on the applicable record date.

If any date for an interest or principal payment is a day on which the law at the place of payment permits or requires banking institutions to close, Brazil will make the payment on the next banking day at such place. Brazil will treat such payments as if they were made on the due date, and no interest on the global bonds will accrue as a result of this delay in payment.

If any money that Brazil pays to the fiscal agent for the payment of principal of or interest on the global bonds is not claimed at the end of two years after the principal or interest was due and payable, the fiscal agent will repay the money to Brazil. After any such repayment, the fiscal agent will not be liable with respect to the payments. However, Brazil’s obligations to pay the principal of and interest on the global bonds as they become due will not be affected by such repayment. The global bonds will become void (and claims for the principal of, and interest on, the global bonds will become invalid) unless presented for payment within five years after the maturity date (or a shorter period if provided by applicable law).

Default; Acceleration of Maturity

Any of the following events will be an event of default with respect to the global bonds:

(a) a default by Brazil in any payment of principal of or interest on the global bonds which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the global bonds in the performance of any other obligation under the global bonds which continues for 30 days after the holder of any global bonds provides to the fiscal agent written notice requiring that this default be remedied;

(c) an acceleration of any aggregate principal amount of public external indebtedness of Brazil, which exceeds U.S.$25,000,000 (or its equivalent in any other currency), by reason of an event of default arising from Brazil’s failure to make any payment of principal or interest under its public external indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the public external indebtedness of Brazil in an aggregate principal amount in excess of U.S.$25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the holder of any global bonds provides to the fiscal agent written notice requiring that this default be remedied;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of or interest on public external indebtedness of Brazil which does not expressly exclude the global bonds and which is materially prejudicial to the interests of the holder of the global bonds; or

(f) a denial or repudiation by Brazil of its obligations under the global bonds.

If an event of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding global bonds may, by notice to the fiscal agent, declare all the global bonds to be due and payable immediately. Holders of global bonds may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the global bonds will be immediately due and payable on the date Brazil receives written notice of the declaration, unless Brazil has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding global bonds may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Paying Agents and Transfer Agents

Until the global bonds are paid, Brazil will maintain a paying agent in New York City. Brazil has initially appointed JPMorgan Chase Bank, N.A. to serve as its paying agent and transfer agent in New York City.

In addition, so long as the global bonds are listed on the EuroMTF and the rules of such exchange so require, Brazil will maintain a paying agent and transfer agent in Luxembourg. Brazil has initially appointed J.P. Morgan Bank Luxembourg S.A. to serve as its Luxembourg paying agent and transfer agent.

Brazil may at any time appoint new paying agents and transfer agents. Brazil will promptly provide notice (as described under “—Notices”) of the termination or appointment of, or of any change in the office of, any paying agent or transfer agent.

Definitive Securities

Brazil will issue global bonds in definitive form in exchange for the book-entry securities only if:

•	DTC notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary or ceases to be a clearing agency registered under the U.S. Securities Exchange Act of 1934 at a time when it is required to be and Brazil does not appoint a successor depositary within 90 days;

•	at any time Brazil decides it no longer wishes to have all or part of the global bonds represented by a book-entry security; or

•	an event of default has occurred and is continuing with respect to the global bonds.

If Brazil issues definitive securities, they will have the same terms and authorized denominations as the book-entry security. You may present definitive securities for transfer, exchange or payment at the corporate trust office of the fiscal agent in New York City, or at the office of the Luxembourg paying agent and transfer agent, according to the procedures in the fiscal agency agreement, and, in the case of definitive securities presented for payment, principal and interest thereon will be payable at the offices of either the fiscal agent in New York City or the Luxembourg paying agent and transfer agent, provided that interest thereon may be paid by check mailed to the registered holders of definitive securities. In the case of a transfer of part of a definitive security, the registrar or transfer agent will issue a new definitive security to the transferee and a second definitive security in respect of the balance of the definitive security to the transferor. Definitive securities presented for transfer must be accompanied by an executed instrument of assignment and transfer, copies of which are available at the office of the Luxembourg transfer agent. You will not be charged a fee for the registration of transfers or exchanges of definitive securities. You may, however, be charged for any stamp tax or other governmental charge that must be paid in connection with the transfer, exchange or registration. Brazil, the fiscal agent and any other agent of Brazil may treat the person in whose name any definitive security is registered as the owner of such security for all purposes.

If any definitive security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the definitive security or the evidence of its loss, theft or destruction to the fiscal agent or the Luxembourg transfer agent. Brazil and the fiscal agent may require you to sign an indemnity under which you agree to pay Brazil, the fiscal agent or any other agent of Brazil for any losses that they may suffer relating to the definitive security that was mutilated, destroyed, stolen or lost. Brazil and the fiscal agent may also require you to present other documents or proof. After you deliver these documents, if neither Brazil nor the fiscal agent has received notice that a bona fide purchaser has acquired the definitive security you are exchanging, Brazil will execute, and the fiscal agent will authenticate and deliver to you, a substitute definitive security with the same terms as the definitive security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost definitive security.

Notices

Brazil will publish notices to the holders of the global bonds in a leading newspaper having general circulation in London and New York. Brazil expects that it will make such publication in the Financial Times and The Wall Street Journal. So long as the global bonds are listed on the EuroMTF and the rules of that exchange so require, Brazil will also publish notices to the holders of the global bonds in a leading newspaper having general circulation in Luxembourg. Brazil expects that it will initially make such publication in the d’Wort. If publication in a leading newspaper in Luxembourg is not practicable, Brazil will publish such notices in one other leading English language daily newspaper with general circulation in Europe. Brazil will consider a notice to be given on the date of its first publication.

In the case of the book-entry securities, notices also will be sent to DTC or its nominee, as the holder thereof, and DTC will communicate such notices to DTC participants in accordance with its standard procedures.

Further Issues of the Global Bonds

From time to time, without the consent of holders of the global bonds, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the global bonds (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to U.S. federal tax laws), a greater amount of original issue discount than the global bonds have as of the date of issuance of such additional debt securities. Brazil may also consolidate the additional debt securities to form a single series with the outstanding global bonds.

Amendments and Waivers

Brazil, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the global bonds with:

•	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding global bonds that are represented at a duly called and held meeting; or

•	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding global bonds.

However, the holders of not less than 75% in aggregate principal amount of the outstanding global bonds, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the global bonds that would:

•	change the due date for the payment of the principal of, or any installment of interest on, the global bonds;

•	reduce the principal amount of the global bonds;

•	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the global bonds;

•	reduce the interest rate of the global bonds;

•	change the currency in which any amount in respect of the global bonds is payable or the place or places in which such payment is to be made;

•	permit early redemption of the global bonds;

•	change the definition of “outstanding” with respect to the global bonds;

•	change Brazil’s obligation to pay any additional amounts;

•	change the governing law provision of the global bonds;

•	change Brazil’s appointment of an agent for the service of process, the agreement by Brazil not to raise certain defenses based on its sovereign immunity or the agreement by Brazil to submit to arbitration in respect of disputes relating to the global bonds;

•	change the status of the global bonds, as described under “Debt Securities—Status of the Debt Securities” in the accompanying prospectus;

•	in connection with an offer to acquire all or any portion of the global bonds, amend any event of default under the global bonds; or

•	reduce the proportion of the principal amount of the global bonds that is required:

•	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the global bonds; or

•	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

We refer to the above subjects as “reserved matters”. A change to a reserved matter, including the payment terms of the global bonds, can be made without your consent as long as a supermajority of the holders (that is, the holders of at least 75% in aggregate principal amount of the outstanding global bonds) agrees to the change.

If both Brazil and the fiscal agent agree, they may, without your consent, modify, amend or supplement the fiscal agency agreement or the global bonds for the purpose of:

•	adding to the covenants of Brazil;

•	surrendering any right or power conferred upon Brazil;

•	securing the global bonds pursuant to the requirements of the global bonds or otherwise;

•	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the global bonds; or

•	amending the fiscal agency agreement or the global bonds in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of the global bonds in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of the global bonds.

For purposes of determining whether the required percentage of holders of global bonds is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, the global bonds or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the global bonds, global bonds owned, directly or indirectly, by Brazil or any public sector instrumentality of Brazil will be disregarded and deemed not to be “outstanding”, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only global bonds that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco Central do Brasil, any department, ministry or agency of the federal government of Brazil or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Brazil or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Please refer to the section entitled “Meetings and Amendments” in the accompanying prospectus for information on the procedures for convening and conducting meetings of the holders of global bonds.

GLOBAL CLEARANCE AND SETTLEMENT

Brazil has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, and Brazil takes responsibility for the accurate reproduction of this information. Brazil takes no responsibility, however, for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Brazil nor the fiscal agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Brazil or the fiscal agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Introduction

The Depository Trust Company

DTC is:

•	a limited-purpose trust company organized within the meaning of the New York Banking Law;

•	a “banking organization” under the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the U.S. Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between its participants. It does this through electronic book-entry changes in the accounts of its direct participants, eliminating the need for physical movement of securities certificates. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange and the National Association of Securities Dealers, Inc.

The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial interests in the global bonds to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge beneficial interests in the global bonds to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

Euroclear and Clearstream, Luxembourg

Like DTC, Euroclear and Clearstream, Luxembourg hold securities for their participants and facilitate the clearance and settlement of securities transactions between their participants through electronic book-entry changes in their accounts. Euroclear and Clearstream, Luxembourg provide various services to their participants, including the safekeeping, administration, clearance and settlement, and lending and borrowing of internationally traded securities. Euroclear and Clearstream, Luxembourg participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. The underwriters are participants in Euroclear or Clearstream, Luxembourg. Other banks, brokers, dealers and trust companies have indirect access to Euroclear or Clearstream, Luxembourg by clearing through or maintaining a custodial relationship with Euroclear or Clearstream, Luxembourg participants.

Ownership of the Global Bonds through DTC, Euroclear and Clearstream, Luxembourg

Brazil will issue the global bonds in the form of one or more fully registered book-entry securities, registered in the name of Cede & Co., a nominee of DTC. Financial institutions, acting as direct and indirect participants in DTC, will represent your beneficial interests in the book-entry securities. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts. You may hold your beneficial interests in the book-entry securities through Euroclear or Clearstream, Luxembourg, if you are a participant in such systems, or indirectly through organizations that are participants in such systems. Euroclear and Clearstream, Luxembourg will hold their participants’ beneficial interests in the book-entry securities in their customers’ securities accounts with their depositaries. These depositaries of Euroclear and Clearstream, Luxembourg in turn will hold such interests in their customers’ securities accounts with DTC.

Brazil and the fiscal agent generally will treat the registered holder of the global bonds, initially Cede & Co., as the absolute owner of the global bonds for all purposes. Once Brazil and the fiscal agent make payments to the registered holders, Brazil and the fiscal agent will no longer be liable on the global bonds for the amounts so paid. Accordingly, if you own a beneficial interest in the book-entry securities, you must rely on the procedures of the institutions through which you hold your interests in the book-entry securities (including DTC, Euroclear, Clearstream, Luxembourg, and their participants) to exercise any of the rights granted to the holder of the book-entry securities. Under existing industry practice, if you desire to take any action that Cede & Co., as the holder of such book-entry securities, is entitled to take, then Cede & Co. would authorize the DTC participant through which you own your beneficial interest to take such action, and that DTC participant would then either authorize you to take the action or act for you on your instructions.

DTC may grant proxies or authorize its participants (or persons holding beneficial interests in the global bonds through such participants) to exercise any rights of a holder or take any other actions that a holder is entitled to take under the fiscal agency agreement or the global bonds. Euroclear’s or Clearstream, Luxembourg’s ability to take actions as a holder under the global bonds or the fiscal agency agreement will be limited by the ability of their respective depositaries to carry out such actions for them through DTC. Euroclear and Clearstream, Luxembourg will take such actions only in accordance with their respective rules and procedures.

You may incur fees for the maintenance and operation of the book-entry accounts with the clearing systems in which your beneficial interests are held.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

Since the purchaser determines the place of delivery, it is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the book-entry security among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither Brazil nor the fiscal agent will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Trading Between DTC Purchasers and Sellers

DTC participants will transfer interests in the global bonds among themselves in the ordinary way according to DTC rules governing global securities issues.

Trading Between Euroclear and/or Clearstream, Luxembourg Participants

Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the global bonds among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional Eurobonds.

Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

When the global bonds are to be transferred from the account of a DTC participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the global bonds and make payment for them. On the settlement date, the depositary will make payment to the DTC participant’s account and the global bonds will be credited to the depositary’s account. After settlement has been completed, DTC will credit the global bonds to Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg will credit the global bonds, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the settlement date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual settlement date.

Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the global bonds by wire transfer on the value date. The most direct way of doing this is to pre-position funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the global bonds are credited to their accounts one day later.

As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to pre-position funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the global bonds. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the global bonds were credited to the participant’s account. However, interest on the global bonds would accrue from the value date. Therefore, in many cases the interest income on global bonds which the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

Since the settlement will occur during New York business hours, a DTC participant selling an interest in the global bonds can use its usual procedures for transferring global bonds to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the settlement date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC participants.

Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer global bonds through their depositaries to a DTC participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the global bonds to the DTC participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual settlement date.

If the Euroclear or Clearstream, Luxembourg participant selling the global bonds has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the global bonds until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

Finally, a day trader that uses Euroclear or Clearstream, Luxembourg and that purchases global bonds from a DTC participant for credit to a Euroclear or Clearstream, Luxembourg accountholder should note that these trades would automatically fail on the sale side unless affirmative action were taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Euroclear or Clearstream, Luxembourg for one day (until the purchase side of the day trade is reflected in its Euroclear or Clearstream, Luxembourg account) in accordance with the clearing system’s customary procedures;

•	borrowing the global bonds in the United States from a DTC participant no later than one day prior to settlement which would give the global bonds sufficient time to be reflected in the borrower’s Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade; or

•	staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg accountholder.

TAXATION

General

An exchange of old bonds for global bonds pursuant to the invitation may be a taxable transaction under the laws applicable to a bondholder. Also, holders of global bonds may be subject to tax in respect of their global bonds. Each bondholder should consult its own tax advisor to determine the particular tax consequences for it in respect of the exchange of old bonds for global bonds or the purchase, receipt, ownership or disposition of global bonds.

Brazilian Taxation

The following is a summary of certain aspects of Brazilian federal income taxation that may be relevant to:

•	non-Brazilian holders of old bonds that offer their old bonds for exchange pursuant to the invitation; and

•	non-Brazilian holders of global bonds in connection with the holding and disposition of their global bonds acquired pursuant to the invitation.

The summary is based on Brazilian laws, rules and regulations now in effect, all of which are subject to change.

This summary is not intended to constitute a complete analysis of the Brazilian income tax consequences to non-residents of Brazil of the exchange of old bonds for global bonds or the purchase, receipt, ownership or disposition of the global bonds. This summary does not describe any of the tax consequences that may be applicable to residents of Brazil.

No Brazilian withholding or other Brazilian taxes will apply to the exchange by non-residents of Brazil of old bonds for global bonds pursuant to the invitation or the payment to non-residents of Brazil of the accrued interest or rounding amounts in respect of any old bonds so exchanged. The exchange of old bonds for global bonds by non-residents of Brazil pursuant to the invitation will not be subject to any Brazilian stamp tax or other similar Brazilian taxes.

Unless a non-Brazilian holder of a global bond has some connection with Brazil other than the mere holding of a global bond or the receipt of principal or interest in respect of a global bond, payments of interest and principal on a global bond to that non-Brazilian holder will be made free and clear of, and without deduction for or on account of, Brazilian taxes.

Capital gains resulting from any trades of global bonds effected between or in respect of accounts maintained by or on behalf of non-residents of Brazil will not be subject to Brazilian income tax or other Brazilian taxes if these non-residents have no connection with Brazil other than as holders of an interest in the global bonds.

Payments of interest and principal on the global bonds to, and any gain realized upon the disposition of global bonds by, non-Brazilian holders of global bonds will not be subject to Brazilian estate tax.

Persons considering exchanging old bonds for global bonds and prospective purchasers of the global bonds should consult their own tax advisers in determining the Brazilian tax consequences to them of the exchange of old bonds pursuant to the invitation and/or the purchase, receipt, ownership and disposition of the global bonds.

United States Federal Income and Estate Taxation

The following is a summary of certain U.S. federal income and estate tax considerations that may be relevant to the exchange of old bonds that are in registered form for global bonds pursuant to the invitation and/or to the receipt, ownership or disposition of global bonds. This summary is based on U.S. federal tax laws in effect on the date of this prospectus supplement. All of these laws and authorities are subject to change at any time, possibly with retroactive effect. No assurances can be given that any change in these laws or authorities will not affect the accuracy of the discussion set forth in this summary.

This summary deals only with holders that hold the old bonds and global bonds as capital assets as defined in the U.S. federal tax laws. This summary does not address tax considerations applicable to:

•	holders who hold old bonds that are in bearer form;

•	holders of global bonds who do not acquire the global bonds pursuant to the invitation;

•	special classes of holders, such as dealers in securities or currencies, certain securities traders, banks, tax-exempt organizations and life insurance companies;

•	traders in securities that elect to mark to market;

•	persons that hold old bonds or global bonds as part of a hedging transaction or a position in a straddle or conversion transaction; and

•	United States Holders (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Bondholders and prospective purchasers of global bonds should consult their own tax advisors in determining the tax treatment of the exchange of old bonds for global bonds pursuant to the invitation and of the receipt, ownership and disposition of global bonds, including the application to their particular circumstances of the tax considerations discussed below and of any relevant state, local, foreign or other tax laws. In particular, holders of old bonds that are in bearer form are urged to consult their tax advisors as to the tax consequences of an exchange of old bonds for global bonds.

Definition of United States Holder

As used herein, the term “United States Holder” means a holder of old bonds or global bonds who or that is:

•	a citizen or resident of the United States;

•	a domestic corporation;

•	an estate the income of which is subject to regular U.S. federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of that trust and one or more U.S. persons have the authority to control all substantial decisions of that trust.

United States Holders

The following discussion applies to you if you are a United States Holder.

Exchange of Old Bonds for Global Bonds

An exchange of old bonds for global bonds pursuant to the invitation will be considered for U.S. federal income tax purposes to be a modification of the old bonds. The tax consequences of that modification will depend on whether the modification is considered to be significant. As discussed below, if the modification is significant, the exchange generally will be a taxable transaction (“Taxable Exchange”). If it is not significant, the exchange generally will not be taxable, except with respect to accrued interest and cash received as a result of rounding down the principal amount of the global bonds received in the exchange (a “Non-taxable Exchange”).

The modification of an old bond will be a significant modification if, based upon all the facts and circumstances and taking into account all modifications of the old bond, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” Brazil believes that the differences between the old bonds and the global bonds to be received in exchange for such old bonds, including differences in their maturities, principal amortization and ability to be called prior to maturity, will be economically significant. Accordingly, Brazil will treat the exchanges of old bonds for global bonds pursuant to the invitation as significant modifications that will result in Taxable Exchanges.

Even if the differences described above did not result in a significant modification, applicable U.S. Treasury regulations provide that an exchange of old bonds for global bonds also will be treated as a significant modification if the overall yield of the global bonds received in exchange for the old bonds varies from the annual yield of the old bonds by more than five percent of the annual yield of the old bonds. For this purpose, the regulations require that the yield of the global bonds be computed using the adjusted issue price of the old bonds, reduced by the amount of any cash received in the exchange. The yield of the global bonds received in exchange for old bonds cannot be determined until the maturity of the global bonds and all the pricing terms relating to the exchange of old bonds for global bonds have been determined. Thus, it cannot be determined as of the date of this prospectus supplement whether the yield of the global bonds will vary from the yield of the old bonds by an amount that, by itself, would cause the exchange for global bonds to be treated as a significant modification.

Taxable Exchange

A United States Holder will recognize gain or loss on a Taxable Exchange of old bonds in an amount equal to the difference, if any, between the holder’s adjusted basis in those old bonds (after taking into account original issue discount (“OID”) that has accrued in the year of the exchange, if any) and the amount realized by the holder on the exchange. The amount realized by the United States Holder will be equal to the sum of:

•	the aggregate issue price of the global bonds (determined in the manner described below) received by the holder in the exchange and

•	the amount of any cash received in respect of accrued but unpaid interest with respect to the old bonds or as a result of rounding the aggregate principal amount of global bonds receivable downward to the nearest U.S.$1,000.

Except to the extent attributable to accrued but unpaid “qualified stated interest” or accrued market discount, gain or loss recognized by a United States Holder on a Taxable Exchange of old bonds will be capital gain or loss. That gain or loss will be long-term capital gain or loss if the old bonds were held for more than one year. Gain or loss attributable to accrued but unpaid “qualified stated interest” and market discount will be taxed as ordinary income. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. The ability of a United States Holder to offset capital losses against ordinary income is limited. Any capital gain or loss recognized by a United States Holder on the exchange of old bonds for global bonds generally will be treated as income from or loss allocable to sources within the United States for U.S. federal income tax purposes.

If a substantial amount of global bonds is issued for cash, the issue price per U.S.$1,000 principal amount of such global bonds will be the first price at which a substantial amount of the global bonds are sold to the public for money. If less than a substantial amount of global bonds is issued for cash in connection with the invitation but a substantial amount of such global bonds is traded on an established securities market, the issue price of the global bonds will be their fair market value on the settlement date. A debt instrument is considered to be traded on an established securities market if, at any time during the 60-day period ending 30 days after the issue date of the debt instrument, the debt instrument appears on a system of general circulation (including computer listings disseminated to subscribing brokers, dealers or traders) that provides a reasonable basis to determine fair market value by disseminating either recent price quotations (including rates, yields or other price information) of one or more identified brokers, dealers or traders or actual prices (including rates, yields or other pricing information) of recent sales transactions (a “Quotation Medium”). It is anticipated that the global bonds will appear on such a Quotation Medium.

Non-Taxable Exchange

If the exchange of the old bonds for global bonds does not result in a significant modification, a United States Holder will not be required to recognize gain or loss on the exchange, except with respect to its receipt of accrued interest (which shall be included in ordinary income) and its receipt of cash as a result of rounding downward the aggregate principal amount of global bonds received.

The payment of cash as a result of rounding the principal amount of global bonds received downward will be treated as a payment in retirement of a portion of the old bonds. That retirement may result in gain or loss to the holder in an amount equal to the difference, if any, between the holder’s adjusted basis in the portion of the old bonds treated as retired and the cash received. The gain or loss on the portion of the old bonds treated as retired will be taxable as described above with respect to a Taxable Exchange.

The basis of the global bonds received in a Non-taxable Exchange in the hands of a United States Holder will be the same as that holder’s basis in the old bonds immediately before the exchange, except that the holder’s basis will be reduced in respect of any cash paid as a result of rounding down the principal amount of global bonds, and will be increased by the amount of any gain, or reduced further by the amount of any loss, recognized by the holder in respect of that cash. The holding period of those global bonds will include the holding period of the exchanged old bonds. The issue price of global bonds received in a Non-taxable Exchange will be the same as the adjusted issue price of the old bonds exchanged for those global bonds, reduced in respect of any cash received in respect of any cash paid as a result of rounding down the principal amount of global bonds and increased by the amount of any income recognized by the holder in respect of that cash.

Taxation of the Global Bonds

Interest on the Global Bonds

Interest on the global bonds will not be exempt from U.S. taxation generally. Except as described below under “—OID on the Global Bonds – Taxable Exchange and Global Bonds Issued for Cash,” that interest will be taxable to a United States Holder as ordinary income at the time it accrues or is received in accordance with the United States Holder’s method of accounting for tax purposes.

Interest paid by Brazil on the global bonds will constitute income from sources outside the United States and under the foreign tax credit rules, interest paid in taxable years beginning before January 1, 2007, with certain exceptions, will be “passive” or “financial services” income, while interest paid in taxable years beginning after December 31, 2006 will, depending on your circumstances, be “passive” or “general” income, which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States Holder under the United States federal income tax laws.

OID on the Global Bonds – Taxable Exchange and Global Bonds Issued for Cash

Global bonds that are issued in a Taxable Exchange will be treated as issued with OID if the issue price for Global Bonds (determined in the manner described above under “—United States Holders—Exchange of Old Bonds for Global Bonds—Taxable Exchange”) is equal to or less than the amount determined by subtracting from $1,000 the product of $2.50 and the weighted average maturity of the global bonds per each $1,000 principal amount of global bonds. Brazil does not expect that the global bonds will be issued with OID.

If a global bond is issued with OID, the global bond will have an amount of OID that is equal to the excess of the principal amount of the global bond over the issue price for the global bond. Generally, you must include OID in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using the yield to maturity of the global bond, which is computed based on a constant annual rate of interest and compounding at the end of each accrual period. You may select an accrual period of any length and you may vary the length of each accrual period over the term of the global bond. However, each scheduled payment of interest or principal on the global bond must occur on either the first or final day of an accrual period. Under this method, you will generally be required to include an amount of OID in each accrual period that is equal to the excess of (x) the product of the adjusted issue price of the global bond at the beginning of the accrual period and the yield to maturity of the global bond over (y) the stated interest on the global bond that is allocable to the accrual period. For this purpose, the adjusted issue price of a global bond will generally equal the issue price of the global bond plus any OID that has been accrued on the global bond for all prior accrual periods.

You may elect to include in gross income all interest and OID that accrues on your global bond using the constant-yield method described above for OID. Generally, this election will apply only to the global bond for which you make it. Please consult your tax advisor concerning the advisability and additional consequences of making the election.

OID on the Global Bonds – Non-Taxable Exchange

A United States Holder of old bonds who was required to include accrued OID in income with respect to those bonds generally will be required to continue to include OID in income as it accrues after the exchange of those bonds for global bonds if the exchange is a Non-taxable Exchange. In that case, a payment under a global bond issued in exchange for an old bond may be treated partly as a payment of interest and OID and partly as a payment of principal. Holders of global bonds received in a Non-taxable Exchange should consult their tax advisors with regard to the treatment and the effect of those payments.

Disposition of the Global Bonds

A United States Holder generally will recognize gain or loss on the sale or retirement of global bonds in an amount equal to the difference between the amount realized on that sale or retirement and its adjusted basis in the global bonds. A United States Holder’s initial basis in global bonds issued for cash or that are received in a Taxable Exchange will be equal to the issue price (determined in the manner described above under “United States Holders—Exchange of Old Bonds for Global Bonds—Taxable Exchange”) of the global bonds. A United States Holder’s initial basis in global bonds received in a Non-taxable Exchange will be determined in the manner described above under “—United States Holders—Exchange of Old Bonds for Global Bonds—Non-taxable Exchange.” A United States Holder’s basis in the global bonds will thereafter be adjusted to reflect accrued OID and payments other than payments of “qualified stated interest” prior to the date of disposition.

Except to the extent attributable to accrued but unpaid interest or market discount, gain or loss recognized by a United States Holder on the sale or retirement of global bonds will be capital gain or loss and will be long-term capital gain or loss if (i) the United States Holder held the global bonds for more than one year or (ii) in the case of global bonds that are received in a Non-taxable Exchange, the United States Holder has held the global bonds and the old bonds that were exchanged for the global bonds for an aggregate period of more than one year. Under current law, net capital gains of individuals may be taxed at lower rates than items of ordinary income. The ability of a United States Holder to offset capital losses against ordinary income is limited. Any gain or loss recognized by a United States Holder on the sale, redemption or retirement of a global bond generally will be treated as income or loss from sources within the United States for foreign tax credit limitation purposes.

Non-United States Holders

The following discussion applies to you if you are a holder of old bonds or global bonds who or that is not a United States Holder (a “Non-United States Holder”).

Exchange of Old Bonds for Global Bonds

Gain Characterized as Capital Gain

Subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax on any capital gain realized on an exchange of old bonds for global bonds unless:

•	that gain or income is effectively connected with the conduct by the holder of a trade or business within the United States; or

•	in the case of a Non-United States Holder who is an individual, the holder is present in the United States for a total of 183 days or more during the taxable year in which that gain or income is realized and either:

•	that gain or income is attributable to an office or fixed place of business maintained in the United States by that holder; or

•	that holder has a tax home in the United States.

Gain Characterized as Interest Income

Subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax, including withholding tax, on income attributable to accrued but unpaid interest, accrued market discount or accrued OID unless:

•	the holder is an insurance company carrying on a U.S. insurance business to which the interest is attributable within the meaning of the U.S. federal tax laws; or

•	the holder has an office or other fixed place of business in the United States to which the interest is attributable and the interest is derived in the active conduct of a banking, financing or similar business within the United States.

Taxation of Global Bonds

Interest on the Global Bonds

Except as discussed above under “—Non-United States Holders—Exchange of Old Bonds for Global Bonds—Gain Characterized as Interest Income,” and subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax, including withholding tax, on payments of interest or any accrual of OID on the global bonds.

Disposition of the Global Bonds

Except as discussed above under “—Non-United States Holders—Exchange of Old Bonds for Global Bonds—Gain Characterized as Capital Gain,” and subject to the discussion of backup withholding below, a Non-United States Holder will not be subject to U.S. federal income tax on any capital gain realized on the sale or exchange of global bonds. To the extent gain is attributable to accrued but unpaid interest, see the discussion above under “—Non-United States Holders—Exchange of Old Bonds for Global Bonds—Gain Characterized as Interest Income.”

Estate Tax

The global bonds will be treated as situated outside the United States for purposes of the U.S. federal estate tax. Thus, for purposes of this tax, the global bonds will not be included in the gross estate in the case of a nonresident of the United States who was not a citizen of the United States at the time of death if income on the global bonds would not have been effectively connected with a United States trade or business at the time of the individual’s death.

Backup Withholding and Information Reporting

In general, information reporting requirements will apply to cash payments made with respect to the old bonds upon the exchange and to payments of principal and interest and the accrual of OID on the global bonds, in each case if such payments are made to non-corporate United States Holders and the payments are made within the United States or by or through a custodian or nominee that is a U.S. Controlled Person, as defined below. Backup withholding will apply to those payments if such a United States Holder fails to provide an accurate taxpayer identification number or, in the case of interest payments, fails to certify that it is not subject to backup withholding or is notified by the Internal Revenue Service that it has failed to report all interest and dividends required to be shown on its federal income tax returns.

Backup withholding and information reporting generally will not apply to principal and interest payments to a Non-United States Holder, but the holder may be required to comply with certification and identification procedures in order to prove its exemption. In the case of global bonds held by a foreign partnership, these certification procedures will generally be applied to the partners in the partnership and the partnership will be required to provide certain information, including if applicable its U.S. taxpayer identification number. If you hold a global bond through a partnership or other pass-through entity, you should consult your own tax advisors regarding the application of these rules to your situation.

The payment of proceeds of a sale or redemption of global bonds effected at the U.S. office of a broker will generally be subject to the information reporting and backup withholding rules described above. In addition, the information reporting rules will apply to payments of proceeds of a sale or redemption effected at a foreign office of a broker that is a U.S. Controlled Person, unless the broker has documentary evidence that the holder or beneficial owner is not a United States Holder (and has no actual knowledge or reason to know to the contrary) or the holder or beneficial owner otherwise establishes an exemption, and the backup withholding rules will apply to those payments if the broker has actual knowledge that the holder or beneficial owner is a United States Holder.

A “U.S. Controlled Person” is:

•	a United States person (as defined in U.S. Treasury regulations);

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is derived for tax purposes from a U.S. trade or business for a specified three-year period; or

•	a foreign partnership in which United States persons (as defined in U.S. Treasury Regulations) hold more than 50% of the income or capital interests or which is engaged in a U.S. trade or business.

Any amounts withheld under the backup withholding rules from a payment to a holder of a global bond generally will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability as long as the holder provides the required information to the Internal Revenue Service.

JOINT DEALER MANAGERS, JOINT BOOK RUNNERS AND SETTLEMENT AGENT;

PLAN OF DISTRIBUTION

Brazil has entered into a dealer managers agreement with Credit Suisse First Boston LLC and J.P. Morgan Securities Inc., as the joint dealer managers for the invitation. Credit Suisse First Boston LLC and J.P. Morgan Securities Inc., as dealer managers under the dealer managers agreement, are referred to in this prospectus supplement as the “joint dealer managers.” Pursuant to the dealer managers agreement, Brazil has:

•	retained the joint dealer managers to act, directly or through affiliates, on behalf of Brazil as joint dealer managers in connection with the invitation;

•	agreed to pay the joint dealer managers a fee based on the aggregate principal amount of global bonds issued pursuant to the global bond offering;

•	agreed to indemnify the joint dealer managers against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended; and

•	agreed that, except as otherwise permitted by the joint dealer managers in writing, it will not offer, sell, or contract to sell or otherwise dispose of any debt securities of Brazil, guaranteed by Brazil or of any Brazilian governmental agency, that are substantially similar to the global bonds, that are denominated in U.S. dollars, that are to be placed outside Brazil and that mature more than one year after the settlement date until the completion of the distribution of the global bonds, as notified to Brazil by the joint dealer managers.

The obligations of the joint dealer managers under the dealer managers agreement are subject to certain conditions. At any given time, the joint dealer managers may trade the old bonds or other debt securities of Brazil for their own accounts or for the accounts of customers and may accordingly hold a long or short position in the old bonds or other securities of Brazil.

If Brazil and the joint dealer managers determine that, pursuant to the cash offering, Brazil will issue and sell global bonds for resale, Brazil and the joint dealer managers will determine by negotiation the aggregate principal amount of global bonds to be so issued and sold. Once Brazil and the joint dealer managers determine the aggregate principal amount of the global bonds to be issued and sold pursuant to the cash offering, Brazil and the joint dealer managers will enter into an underwriting agreement. Credit Suisse First Boston LLC and J.P. Morgan Securities Inc., as underwriters under the underwriting agreement, are referred to in this prospectus supplement as the “joint book runners.” Pursuant to the underwriting agreement, subject to certain terms and conditions, Brazil will agree:

•	to sell to the joint book runners, at the issue price for the global bonds, the principal amount of global bonds set forth therein; and

•	to indemnify the joint book runners against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

If global bonds are sold pursuant to the cash offering, it is expected that the joint book runners will propose to initially offer the global bonds in part to the public at the issue price for the global bonds determined as described above, and in part to dealers at that price less a concession not to exceed an amount to be determined in the underwriting agreement. After the cash offering, the public offering price and the concession may be changed.

A subsequent prospectus supplement to be issued on or after the announcement date will set forth the principal amount of the global bonds to be offered pursuant to the cash offering by each of the joint book runners and the fees to be paid to the joint book runners in respect of the global bonds being offered pursuant to the cash offering.

If any of the joint dealer managers or the joint book runners acquire any global bonds pursuant to the global bond offering, they may resell those global bonds from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Any such global bonds may be offered to the public either through an underwriting syndicate represented by the joint dealer managers or the joint book runners or directly by the joint dealer managers or the joint book runners. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be varied from time to time by the joint dealer managers or the joint book runners.

In connection with the global bond offering, the joint dealer managers or the joint book runners may purchase and sell global bonds or old bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the joint dealer managers or the joint book runners, for themselves or a syndicate, if there is a syndicate, in connection with the global bond offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the securities. Short positions created by the joint dealer managers or the joint book runners, for themselves or a syndicate, if there is a syndicate, involve the sale by the joint dealer managers or the joint book runners of a greater number of securities than they own or have a right to purchase. These activities may stabilize, maintain or otherwise affect the market prices of the global bonds or old bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected on the EuroMTF, in the over-the-counter market or otherwise.

The dealer managers are relying on an exemption obtained from the SEC from Rule 101 of Regulation M under the Securities Exchange Act of 1934, as amended, with respect to their participation in the invitation and their trading activities and those of certain of their affiliates in connection with the global bond offering.

The joint dealer managers, the joint book runners and their affiliates may engage in transactions with and perform services for Brazil. These transactions and services are carried out in the ordinary course of business. The fiscal agent, JPMorgan Chase Bank, N.A., and the paying agent, transfer agent and listing agent in Luxembourg, J.P. Morgan Bank Luxembourg S.A., are affiliates of J.P. Morgan Securities Inc.

Brazil estimates that its share of the total expenses of the global bond offering, excluding fees and commissions, will be approximately U.S.$600,000.

Brazil has retained The Bank of New York to act as settlement agent and Luxembourg exchange agent in connection with the invitation.

Brazil has agreed to:

•	pay the settlement agent and the Luxembourg exchange agent customary fees for their services;

•	reimburse the settlement agent and the Luxembourg exchange agent for certain of their out-of-pocket expenses in connection with the invitation; and

•	indemnify the settlement agent and the Luxembourg exchange agent against certain liabilities, including liabilities under the U.S. Securities Act of 1933, as amended.

Credit Suisse First Boston LLC will make global bonds available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between Credit Suisse First Boston LLC and its customers and is not a party to any transactions. Credit Suisse First Boston LLC has advised Brazil that Market Axess Inc. will not function as an underwriter or agent of Brazil and will not act as a broker for any customer of Credit Suisse First Boston LLC based on transactions the underwriter conducts through the system. Market Axess Inc., a registered broker-dealer, will receive compensation from Credit Suisse First Boston LLC based on transactions the underwriter conducts through the system. Credit Suisse First Boston LLC will make the global bonds available to its customers through the Internet distributions, whether made through a proprietary or third party system, on the same terms as distributions made through other channels.

JURISDICTIONAL RESTRICTIONS

The distribution of the global bond offering materials and the transactions contemplated by the global bond offering materials may be restricted by law in certain jurisdictions. Persons into whose possession the global bond offering materials come are required by Brazil to inform themselves of and to observe any of these restrictions.

The global bond offering materials do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

In any jurisdiction in which the global bond offering is required to be made by a licensed broker or dealer and in which a joint dealer manager or a joint book runner, or any affiliate of a joint dealer manager or joint book runner is so licensed, it shall be deemed to be made by such joint dealer manager or joint book runner or such affiliate on behalf of Brazil.

Argentina

The global bond offering has not been authorized by, and the global bonds have not been registered with, the Argentine Securities Commission (Comisión Nacional de Valores). The global bonds will not be offered or sold in Argentina, except in transactions that will not constitute a public offering of securities within the meaning of Section 16 of the Argentine Public Offering Law number 17,811, as amended.

Australia

This prospectus supplement and the accompanying prospectus are not a “Prospectus”, any other form of disclosure document or Product Disclosure Statement within the meaning of the Corporations Act 2001 (Cth) and have not been lodged with the Australian Securities and Investments Commission.

Warning to Australian Investors:

•	No financial product advice is provided in the documentation related to the issue of the global bonds and nothing in the documentation should be taken to constitute a recommendation or statement of opinion that is intended to influence a person or persons in making a decision to invest in the issue of the global bonds.

•	The documentation does not take into account the objectives, financial situation or needs of any particular person.

•	Before acting on the information contained in the documentation, or making a decision to invest in the issue of the global bonds, investors should seek professional advice as to whether participation in the issue of the global bonds is appropriate in light of their own circumstances.

Bahamas

If you have any questions about the global bond offering and/or doubts about its terms and conditions, you should consult with your own stockbroker, bank manager, counsel and attorney, accountant or other financial adviser. Neither Brazil nor the joint dealer managers or joint book runners have expressed any opinion as to whether the terms of the global bond offering are fair.

You should be aware that we can give no assurance regarding the liquidity of the trading market for the global bonds, the price at which the global bonds may trade in the secondary market is uncertain, and the price of the global bonds, as well as the value of your overall investment, may go down as well as up.

Brazil accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus. To the best of the knowledge and belief of Brazil (which has taken all reasonable care to ensure that such is the case), the information contained in this prospectus supplement and the accompanying prospectus is in accordance with the facts and does not omit anything likely to affect the import of such information.

If you are a Bahamian resident, you are subject to Bahamian Exchange Control Regulations.

Bahrain

This global bond offering is not intended to constitute an offer, sale or delivery of the financial product under the Bahraini Law. The Bahraini Monetary Agency and the Bahrain Stock Exchange have not approved this financial product and assume no responsibility for the accuracy and completeness of the statements and information contained in this document and expressly disclaim any liability whatsoever for any loss howsoever arising from reliance upon the whole or any part of the contents of this document.

Bermuda

This prospectus supplement has not been registered or filed with any regulatory authority in Bermuda. The offering of global bonds pursuant to this prospectus supplement to persons resident in Bermuda is not prohibited provided the dealer managers are not thereby carrying on business in Bermuda.

Brazil

The global bonds may not be offered or sold to the public in Brazil. Accordingly, the invitation has not been nor will it be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários) nor has it been submitted to the foregoing agency for approval. Documents relating to the invitation, as well as the information contained therein, may not be supplied to the public in Brazil, as the offering of the global bonds pursuant to the invitation is not a public offering of securities in Brazil, nor used in connection with any offer for subscription or sale of global bonds to the public in Brazil.

Canada

Canada — Provinces. The global bonds may only be offered to investors located in the provinces of Ontario and Québec.

Canada — Resale Restrictions. The distribution of the global bonds in Canada will be made only on a private placement basis and will be exempt from the requirement that Brazil prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the global bonds must be made in accordance with applicable securities laws which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Under no circumstances will Brazil be required to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the global bonds to the public in any province or territory of Canada. Canadian investors are advised that Brazil currently does not intend to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the global bonds to the public in any province or territory of Canada. Canadian investors are advised to seek legal advice prior to any resale of the global bonds.

Canada – Responsibility. Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any joint dealer manager, joint book runner or dealer as to the accuracy or completeness of the information contained in the global bond offering materials or any other information provided by Brazil in connection with the offering.

Canada — Representations of Investors. Each Canadian investor who acquires or purchases global bonds in connection with the invitation and the cash offering will be deemed to have represented to Brazil, the joint dealer managers and any dealer who offers or sells global bonds to such investor that: (a) the offer and sale of the global bonds was made exclusively through the global bond offering materials and was not made through an advertisement of the global bonds in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (b) such investor has reviewed the terms referred to above under “Canada—Resale Restrictions”; (c) where required by law, such investors is acquiring or purchasing global bonds as principal for its own account and not as agent; and (d) such investor or any ultimate investor for which such investor is acting as agent is entitled under applicable Canadian securities laws to acquire or purchase such global bonds without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (i) in the case of an investor resident in Ontario, such investor, or any ultimate investor for which such investor is acting as agent (1) is an “accredited investor”, other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501 Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may offer or sell global bonds or (2) is an “accredited investor”, including an individual, who is acquiring or purchasing global bonds from a fully registered dealer within the meaning of section 98 of the Regulation to the Securities Act (Ontario), and (ii) in the case of an investor resident in Québec, such investor (1) is a “sophisticated purchaser” within the meaning of section 44 of the Securities Act (Québec), (2) is a “sophisticated purchaser” within the meaning of Section 45 of the Securities Act (Québec) acquiring or purchasing global bonds for the portfolio of a person managed solely by it or (3) is acquiring or purchasing global bonds as principal for its own account from a Québec-registered securities dealer with an unrestricted practice having an aggregate acquisition cost to the investor of at least C$150,000, provided the investor is not an entity established solely to acquire or purchase global bonds under this exemption.

Each Canadian investor who purchases global bonds hereby acknowledges to Brazil, the joint dealer managers, the joint book runners and each dealer who is authorized to offer and sell global bonds that its name and other specific information, including the number of global bonds it has purchased and the aggregate purchase price to the investor, may be disclosed to Canadian securities regulatory authorities and become available to the public in accordance with the requirements under applicable Canadian securities laws in the provinces and territories of Canada. By purchasing global notes, each Canadian investor consents to the disclosure of such information.

Canada – Taxation and Eligibility for Investment. Any discussion of taxation and related matters contained in the global bond offering materials does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the notes. Canadian investors in the global bonds should consult their own legal and tax advisers with respect to the tax consequences of an investment in the global bonds in their particular circumstances and with respect to the eligibility of the global bonds for investment by the investor under relevant Canadian legislation and regulations.

Canada – Rights of Action for Damages or Rescission – Ontario Only. Section 130.1 of the Securities Act (Ontario) provides that every investor pursuant to the global bond offering materials shall have a statutory right of action for damages or rescission against Brazil and any selling security holder in the event the global bond offering materials contain a misrepresentation as defined in the Securities Act (Ontario). Ontario investors who acquire or purchase a security offered by the global bond offering materials during the period of distribution have, without regard to whether the investor relied upon the misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against Brazil and the selling security holders, if any, provided that:

(a)	if the investor exercises its right of rescission, it shall cease to have a right of action for damages against Brazil and the selling security holders, if any;

(b)	Brazil and the selling security holders, if any, will not be liable if they prove that the investor acquired or purchased the securities with knowledge of the misrepresentation;

(c)	Brazil and the selling security holders, if any, will not be liable for all or any portion of damages that they can prove do not represent the depreciation in value of the securities as a result of the misrepresentation relied upon; and

(d)	in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:

(a)	in the case of an action for rescission, 180 days from the day of the transaction that gave rise to the cause of action; or

(b)	in the case of an action for damages, the earlier of:

(i)	180 days from the day that the investor first had knowledge of the facts giving rise to the cause of action, or

(ii)	three years from the day of the transaction that gave rise to the cause of action.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defences on which Brazil and a selling security holder, if any, may rely. The enforceability of these rights may be limited as described herein under “Canada—Enforcement of Legal Rights”.

The rights of action discussed above will be granted to investors to whom such rights are conferred upon acceptance by the relevant dealer of the old bond and the purchase price for the notes, as the case may be. The rights discussed above are in addition to and without derogation from any other right or remedy which investors may have at law. Similar rights may be available to investors resident in other Canadian jurisdictions under local provincial securities laws. Prospective Ontario investors should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

Canada – Enforcement of Legal Rights—Brazil is a foreign sovereign state. Therefore, it may not be possible for Canadian investors to effect service of process within Canada upon Brazil or to satisfy a judgment against Brazil in Canada or to enforce a judgment obtained in Canadian courts against Brazil. Canadian investors should see “Arbitration and Enforceability” contained within the prospectus for additional general information.

Canada — Language of Documents. Each Canadian investor, by submitting an offer, acknowledges that it is such investor’s express wish that all documents evidencing or relating in any way to the sale of the global bonds be drawn up in the English language only. Chaque investisseur canadien en soumettant une offre, reconnait que c’est à sa volonté expresse que tous les documents faisant foi ou se rapportant de quelque manière que ce soit à la vente des Obligations Globales Nouvelles soient rédigés en anglais seulement.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the joint dealer managers and every dealer has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of global bonds to the public in that Relevant Member State, except that it may, with effect from and including the Relevant Implementation Date, make an offer of global bonds to the public in the Relevant Member State:

(a) in the period beginning on the date of publication of a prospectus in relation to those global bonds which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive and ending on the date which is 12 months after the date of such publication;

(b) at any time to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(c) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000. as shown in its last annual or consolidated accounts; or

(d) at any time in any other circumstances which do not require the publication by Brazil of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of global bonds to the public” in relation to any global bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the global bonds to be offered so as to enable an investor to decide to purchase or subscribe for the global bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Austria

This prospectus supplement has not been and will not be examined (geprueft) and deposited (hinterlegt) with the Austrian Control Bank (Oesterreichische Kontrollbank). The global bond offering covered by the prospectus supplement is not a public offering in accordance with the Austrian Capital Market Act (Kapitalmarktgesetz) as amended. The global bonds may not be offered or sold to the public in Austria.

This prospectus supplement shall not be circulated or publicly distributed in Austria. No public advertisement in Austria may be made for the global bond offering.

Belgium

The Banking, Finance and Insurance Commission (Commission Bancaire, Financière et des Assurances/Commissie voor het Bank-, Financie- en Assurantiewezen) has not approved or been notified of the global bond offering. Accordingly, subject to the private placement rules hereafter, the global bonds may not be offered or sold, and the prospectus, offering or information circular, brochure or similar document may not be distributed, directly or indirectly, to any person in Belgium other than the following professional investors within the meaning of Article 3, 2°, of the Royal Decree of July 7, 1999 on the public character of financial transactions, acting for their own account: (i) the Belgian State, Regions (Régions/Gewesten) and Communities (Communautés/Gemeenschappen); (ii) the European Central Bank, the National Bank of Belgium (Banque Nationale de Belgique/Nationale Bank van België), the Fund of the Protection of Deposits (Fonds de Rentes/Rentenfonds); the Fund for the Protection of Deposits and Financial Instruments (Fonds de protection des depots et des instruments financiers/Beschermingsfonds voor deposito’s en financiële instrumenten) and the securities clearing system of the National Bank of Belgium (Caisse des Dépôts et Consignations/Deposito- en Consignatiekas); (iii) licensed Belgian and foreign credit institutions; (iv) licensed Belgian and foreign investment firms; (v) licensed Belgian and foreign collective investment institutions; (vi) licensed Belgian and foreign insurance and reinsurance companies and pension funds; (vii) capitalisation undertakings; (viii) portfolio undertakings; (ix) authorised Belgian co-ordination centres; (x) companies, funds or similar entities established under foreign law who mainly invest in debt instruments or units in collective investment undertakings and that finance these activities only by issuing securities in Belgium to professional investors, or foreign entities; and (xi) companies whose financial instruments are listed on a regulated market whose consolidated net assets (before deducting any liabilities) are at least €25,000,000.

A private placement remains possible if it requires a minimum investment of €250,000 per investor or if less than 50 persons located or resident in Belgium (other than the above defined professional investors) are targeted.

France

The global bonds may not be offered or sold to the public in France and neither this prospectus supplement, which has not been submitted to the clearance procedure of the French authorities, nor any other offering material or information contained therein or communication relating to the global bonds may be released, issued, or distributed or caused to be released, issued, or distributed, directly or indirectly, to the public in France, or used in connection with any offer for subscription or sale of the global bonds to the public in France. Any such offers, sales and distributions may be made in France only to qualified investors (investisseurs qualifiés) investing for their own account, all as defined in and in compliance with article L.411-2 of the French monetary and financial Code and Decree n°98-880 dated October 1, 1998, as amended from time to time, or, after the relevant provisions governing the issue, sale and offering of the global bonds of the EU Directive 2003/71/EC (the “Prospectus Directive”) become applicable in France, in compliance with all applicable laws and regulations. Such global bonds may be resold only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 of the French monetary and financial Code, as amended from time to time, or, after the relevant provisions governing the issue, sale and offering of the global bonds of the Prospectus Directive become applicable in France, in compliance with all applicable laws and regulations. Investors in France and persons into whose possession offering material comes must inform themselves about and observe any such restrictions.

Ireland

To the extent applicable, it will not underwrite the issue of or place the Notes otherwise than in conformity with the provisions of the Irish Investment Intermediaries Act, 1995 (as amended), including, without limitation, Sections 9, 23 (including any advertising restrictions made thereunder) and Section 37 (including any codes of conduct issued thereunder) of the provisions of the Irish Investor Compensation Act, 1998, including, without limitation, Section 21.

Italy

The invitation has not been registered with the CONSOB, as the invitation is directed to no more than 200 investors in Italy. No global bonds may be publicly offered, sold or delivered pursuant to the invitation, nor any public offer in respect of old bonds made, nor may any prospectus or any other offering or publicity material relating to the invitation or the global bonds be distributed, in the Republic of Italy by Brazil or the joint dealer managers or any other person on their behalf, except in compliance with Italian law and regulations.

The global bonds may not be offered, sold or delivered pursuant to the cash offering (including in the secondary market) except to institutional investors (investitori professionali) as (i) indicated in Article 25, first paragraph, of CONSOB Regulation No. 11971 of May 14, 1999, as amended from time to time, and (ii) defined in article 31, second paragraph, of CONSOB regulation No. 11522 of July 1, 1998, as amended from time to time, other than individuals.

The Netherlands

No offer of global bonds shall be made to the public in the Netherlands other than in compliance with the laws and regulations implemented in the Netherlands on the basis of Directive 2003/71/EC (for instance by no such offer being made other than:

(a)	the offer of global bonds in relation to which a prospectus has been approved by the competent authority in another Member State of the European Economic Area (“Member State”) provided that the Netherlands Authority for the Financial Markets (Stichting Autoriteit Financiële Markten) has received a statement from the competent authority of such other Member State that the prospectus has been prepared in accordance with the Prospectus Directive as well as a copy of the approved prospectus; or

(b)	to qualified investors as defined in such laws and regulations (which includes, without limitation, legal entities which are authorized or regulated to operate in the financial markets or whose corporate purpose is solely to invest in securities and legal entities which have two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than EUR 43,000,000 and (3) an annual net turnover of more than EUR 50,000,000, as shown in its last annual or consolidated accounts)).

Global bonds which qualify as savings certificates as defined in the Dutch Savings Certificates Act (Wet inzake spaarbewijzen) may only be transferred or accepted through the intermediary of their Issuer or a Member of Euronext Amsterdam N.V. and with due observance of the Savings Certificates Act (including registration requirements). However, no such intermediary services are required in respect of (i) the initial issue of those global bonds to the first holders thereof, (ii) any transfer and acceptance by individuals who do not act in the conduct of a profession or trade, and (iii) the transfer or acceptance of those global bonds, if they are physically issued outside the Netherlands and are not distributed in the Netherlands in the course of primary trading or immediately thereafter.

Portugal

The global bond offering has not been registered with the Portuguese Exchange Commission (“Comissão do Mercado dos Valores Mobiliários”) and therefore the global bond offering is not directed to Portuguese resident investors and the global bonds may not be offered or sold to the public in Portugal or under circumstances which are deemed to be a public offer under the Portuguese Securities Code (“Código dos Valores Mobiliários”). In addition, the invitation and other offering materials may not be and are only being publicly distributed in the above noted jurisdictions where lawful and no publicity or marketing activities related to the global bond offering may be and is not being conducted in Portugal.

The global bond offering is not addressed to holders of old bonds resident or located in Portugal, and no tenders from holders of old bonds resident or located in Portugal will be accepted, except if such holders are institutional investors (“investidores institucionais”), as defined in article 30 of the Portuguese Securities Code, in which case the global bonds may be offered and tendered through a private offer, under article 110/1, a) of the Portuguese Securities Code.

Spain

The global bond offering has not been registered with the National Securities Market Commission and, therefore, no global bonds may be publicly offered, sold or delivered, nor any public offer in respect of old bonds made, nor may any prospectus or any other offering or publicity material relating to the global bond offering or the global bonds be distributed, in the Kingdom of Spain by Brazil or the joint dealer managers or joint book runners or any other person on their behalf, except in compliance with Spanish law and regulations.

Hong Kong

With respect to persons in Hong Kong, this invitation is only made to and is only capable of acceptance by “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571) of Hong Kong and rules made thereunder. Each of the joint dealer managers and Brazil have agreed that they have not issued and will not issue any invitation, advertisement or document relating to the global bonds in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (unless permitted to do so by the laws of Hong Kong) other than with respect to the global bonds which are intended to be disposed of only to persons outside Hong Kong or only to “professional investors”.

Japan

The global bonds have not been and will not be registered under the Securities and Exchange Law of Japan. The global bonds (or any beneficial interest therein) may not be transferred by any holder thereof in Japan to any other person unless such global bonds (or such beneficial interests therein) and all other global bonds (or beneficial interests therein) acquired by such holder are transferred in one lot to a single person, or to a non-resident of Japan (as defined in the Foreign Exchange and Foreign Trade Law of Japan).

Mexico

Neither the old bonds nor the global bonds have been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. The invitation or the cash offering may not be publicly distributed in Mexico.

Panama

The global bonds have not been and will not be registered with the National Securities Commission of the Republic of Panama under Decree Law N°1 of July 8, 1999 (the “Panamanian Securities Act”) and may not be publicly offered or sold within Panama, except in certain limited transactions exempt from the registration requirements of the Panamanian Securities Act. The global bonds do not benefit from the tax incentives provided by the Panamanian Securities Act and are not subject to regulation or supervision by the National Securities Commission of the Republic of Panama.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the global bonds pursuant to the cash offering may not be circulated or distributed, nor may the global bonds pursuant to the cash offering be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor specified in Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

South Korea

None of the global bonds may be offered, sold or delivered, directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in the Republic of Korea (“Korea”) or to any resident of Korea except pursuant to applicable laws and regulations of Korea. For a period of one year from the issue date of the global bonds, no holder of the global bonds who is in Korea or a resident of Korea may transfer the global bonds in Korea or to any resident of Korea unless such transfer involves all of the global bonds held by it. In addition, no tender offer for the old bonds in exchange for the global bonds may be made, directly or indirectly, in Korea or to any resident of Korea except pursuant to applicable laws and regulations of Korea.

Switzerland

The Invitation is made in Switzerland on the basis of a private placement, not as a public offering. The Global Bonds will not be listed on the SWX Swiss Exchange. This prospectus supplement does not, therefore, constitute a prospectus within the meaning of Art. 652a or 1156 of the Swiss Federal Code of Obligations or Arts. 32 et seq. of the Listing Rules of the SWX Swiss Exchange.

The United Arab Emirates

The invitation materials or the cash offering materials have been provided to you at your written request and they are not intended to constitute an offer, sale or delivery of bonds or other securities under the laws of the United Arab Emirates. The securities have not been and will not be registered under U.A.E. Central Bank Circular 22/99, Federal Law No. 4 of 2000 concerning the Emirates Securities and Commodities Authority or with the U.A.E. Central Bank or the Dubai Financial Market or the Abu Dhabi Securities Market.

Uruguay

The global bonds have not been registered with the Central Bank of Uruguay, and no public offering of the global bonds can be made in Uruguay.

Venezuela

Neither the old bonds nor the global bonds have been registered with the National Securities Commission (Comisión Nacional de Valores) and may not be offered or sold publicly in Venezuela. The invitation or the cash offering may not be publicly distributed in Venezuela.

VALIDITY OF THE GLOBAL BONDS

The validity of the global bonds will be passed upon for Brazil by Arnold & Porter LLP, New York, New York, United States counsel to Brazil, and by Dr. Manoel Felipe Rêgo Brandão, Procurador-Geral da Fazenda Nacional (Attorney General of the National Treasury) or another duly authorized attorney of the Office of the Attorney General of the National Treasury, and for the joint dealer managers and joint book runners by Sullivan & Cromwell LLP, New York, New York, United States counsel to the joint dealer managers and joint book runners, and by Pinheiro Neto Advogados, São Paulo, SP, Brazilian counsel to the joint dealer managers and joint book runners.

As to all matters of Brazilian law, Arnold & Porter LLP may rely on the opinion of the Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) and Sullivan & Cromwell LLP may rely on the opinion of Pinheiro Neto Advogados. As to all matters of United States law, the Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) may rely on the opinion of Arnold & Porter LLP and Pinheiro Neto Advogados may rely on the opinion of Sullivan & Cromwell LLP.

Since certain opinions referred to in this section with respect to the global bonds to be issued pursuant to the invitation will be rendered on the announcement date rather than the settlement date, they will assume, among other things, that the global bonds will be issued on the settlement date in accordance with the terms of the invitation and the fiscal agency agreement.

GENERAL INFORMATION

Due Authorization

Brazil is authorized to enter into the global bond offering pursuant to Senate Resolution No. 20 of the Federal Senate of Brazil, dated November 16, 2004, enacted pursuant to Article 52 of the Constitution of the Federative Republic of Brazil.

Listing and Luxembourg Listing Agent; Luxembourg Exchange Agent

Application has been made to admit the global bonds for trading on the EuroMTF. The Luxembourg listing agent is J.P. Morgan Bank Luxembourg S.A., 6, route de Trèves, L-2633 Senningerberg, Luxembourg.

Brazil has appointed a Luxembourg exchange agent in connection with the invitation. The Luxembourg exchange agent, from whom copies of the invitation materials, including the letter of transmittal, and Brazil’s Annual Report for 2004 on Form 18-K, including its various exhibits and amendments filed from time to time, may be obtained in Luxembourg is The Bank of New York (Luxembourg) S.A., Aerogolf Center, 1A Hoehenhof, L-1736 Senningerberg, Luxembourg.

Litigation

Neither Brazil nor any governmental agency of Brazil is involved or has been involved in the past 12 months in any litigation or arbitration or administrative proceedings relating to claims or amounts that are material in the context of the global bond offering or issuance of the global bonds and that would materially and adversely affect Brazil’s ability to meet its obligations under the global bonds and the fiscal agency agreement with respect to the global bonds. No such litigation or arbitration or administrative proceedings are pending or, so far as Brazil is aware, threatened.

Documents Relating to the Global Bonds

Copies of the fiscal agency agreement and the form of the global bonds may be inspected during normal business hours on any day, except Saturdays, Sundays and public holidays, at the specified offices of the fiscal agent and paying agents.

Where You Can Find More Information

Brazil has filed its annual report for 2004 on Form 18-K (except for certain exhibits) with the SEC. You may request copies of this annual report, including its various exhibits and amendments filed from time to time, by contacting the Brazilian Embassy, 3006 Massachusetts Avenue, N.W., Washington, D.C. 20008, Attn: Finance Section (telephone: (202) 238-2745). Brazil’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov.

Such Form 18-K, together with such exhibits and amendments filed with the SEC before the end of the offering of the global bonds, is considered part of and incorporated by reference in this prospectus supplement. You may obtain a copy of all such documents, free of charge, at the office of the Luxembourg listing agent.

Information on Brazil

Brazil confirms that the invitation materials do not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading. Brazil accepts responsibility accordingly. The invitation materials are being furnished solely for use by investors in connection with their consideration of their participation in the invitation.

For so long as any global bonds are listed on the EuroMTF, copies of the most recent monthly press releases of the Central Bank of Brazil in the English language relating to fiscal policy, the foreign sector and monetary policy, or if such monthly press releases cease to be published, comparable economic information of the Central Bank of Brazil, and any document incorporated by reference in this prospectus supplement may be obtained at the office of the Luxembourg listing agent for the global bonds and at the office of the fiscal agent during usual business hours on any day (Saturdays, Sundays and public holidays excepted).

ANNEX A:

HYPOTHETICAL TERMS

This Annex A is intended to provide a hypothetical calculation of the principal amount of the global bonds to be exchanged for the old bonds pursuant to each accepted exchange offer. This Annex A is not complete and is qualified in its entirety by the more detailed description contained in “Terms of the Global Bond Offering” in this prospectus supplement. If there is any conflict between the information contained in this Annex A and the description contained in “Terms of the Global Bond Offering” in this prospectus supplement, the description contained in “Terms of the Global Bond Offering” will control.

Assumptions

(a)	Settlement date	August 1, 2005
(b)	Original principal amount of bonds accepted	$1,000,000.00
(c)	Clearing maturity extension (years)	4.25
(d)	Scaling factor	1.05549
(e)	Global bond issue price (per 100)	101.000

Results

Global bond characteristics
(f)	Maturity date	July 15, 2018
(g)	First amortization payment	January 15, 2010
(h)	First coupon payment	January 15, 2006
(i)	Global bond Coupon	8.00%

Principal amount of global bonds to be issued
(b)	Original principal amount of old bonds accepted	$1,000,000.00
(d)	Scaling factor	1.05549
(j)	Principal amount of global bonds issuable	$1,055,490.00
(k)	Principal amount of global bonds rounded	$1,055,000.00

Cash to be received on rounding
(l)	Decrease in bonds due to rounding	$490.00
(e)	Global bond issue price (per 100)	101.000
(m)	Cash to be received	$494.90

Accrued interest to be received on old bonds
(b)	Original principal amount of old bonds accepted	$1,000,000.00
(d)	Scaling factor	1.05549
(n)	Days between last coupon and settlement	106
(o)	Old bond coupon	8.00%
(p)	Days in a year	360
(q)	Accrued interest to be received	$24,862.65

Global Bond Cash Flows

(per $ 1,055,000.00 of global bonds received in exchange for $ 1,000,000.00 of original principal amount of old bonds)

Payments

Date	Interest	Principal
1/15/2006	$38,448.89
7/15/2006	$42,200.00
1/15/2007	$42,200.00
7/15/2007	$42,200.00
1/15/2008	$42,200.00
7/15/2008	$42,200.00
1/15/2009	$42,200.00
7/15/2009	$42,200.00
1/15/2010	$42,200.00	$58,611.11
7/15/2010	$39,855.56	$58,611.11
1/15/2011	$37,511.11	$58,611.11
7/15/2011	$35,166.67	$58,611.11
1/15/2012	$32,822.22	$58,611.11
7/15/2012	$30,477.78	$58,611.11
1/15/2013	$28,133.33	$58,611.11
7/15/2013	$25,788.89	$58,611.11
1/15/2014	$23,444.44	$58,611.11
7/15/2014	$21,100.00	$58,611.11
1/15/2015	$18,755.56	$58,611.11
7/15/2015	$16,411.11	$58,611.11
1/15/2016	$14,066.67	$58,611.11
7/15/2016	$11,722.22	$58,611.11
1/15/2017	$9,377.78	$58,611.11
7/15/2017	$7,033.33	$58,611.11
1/15/2018	$4,688.89	$58,611.11
7/15/2018	$2,344.45	$58,611.13

PROSPECTUS

FEDERATIVE REPUBLIC OF BRAZIL

$10,000,000,000

Debt Securities

Warrants

Brazil may offer up to $10,000,000,000 (or its equivalent in other currencies) aggregate principal amount of its debt securities with or without warrants or other similar securities to purchase, sell or exchange debt securities.

Brazil may offer any combination of debt securities and/or warrants from time to time in one or more offerings. Brazil will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

Brazil may sell the securities directly, through agents designated from time to time or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. Brazil has not authorized anyone to provide you with different or additional information. Brazil is not making an offer of these debt securities or warrants in any place where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is January 5, 2005.

WHERE YOU CAN FIND MORE INFORMATION

Brazil voluntarily files annual reports with the Securities and Exchange Commission, or the SEC. These reports and any amendments to these reports include certain financial, statistical and other information about Brazil, and may be accompanied by exhibits. You may read and copy any document Brazil files with the SEC at the SEC’s public reference room in Washington, D.C. Brazil’s SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room or log on to www.sec.gov.

The SEC allows Brazil to “incorporate by reference” the information Brazil files with it. This means that Brazil can disclose important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. Brazil incorporates by reference the following documents:

♦	Brazil’s Annual Report on Form 18-K for the year ended December 31, 2003; and

♦	All amendments to Brazil’s Annual Report on Form 18-K for the year ended December 31, 2003 filed prior to the date of this prospectus.

Brazil also incorporates by reference all future annual reports and amendments to annual reports until it sells all of the debt securities and warrants covered by this prospectus. Each time Brazil files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of these filings by writing or calling the Embassy of Brazil at the following address:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008

Attn: Finance Section

(202) 238-2745

DATA DISSEMINATION

Brazil is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard, or “SDDS”, which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released, the so-called “Advance Release Calendar”. For Brazil, precise dates or “no-later-than dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standard Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/web/sddscountrycategorylist/?strcode=BRA. The website and any information on it are not part of this prospectus. All references in this prospectus to this website are inactive textual references to this URL, or “uniform resource locator”, and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Brazil will use the net proceeds from the sale of the securities for the general purposes of Brazil, including the refinancing of domestic and external indebtedness of Brazil.

DEBT SECURITIES

Brazil may issue debt securities, with or without warrants, in distinct series at various times, and these debt securities will be issued pursuant to a fiscal agency agreement between Brazil and a fiscal agent. The prospectus supplement that relates to your series of debt securities will identify the fiscal agent and any other paying agent that Brazil has appointed for your series of debt securities. The prospectus supplement relating to your series of debt securities will also describe the financial terms and other specific terms of your series of debt securities. If the terms or conditions described in the prospectus supplement that relate to your series of debt securities differ from the terms or conditions described in this prospectus, you should rely on the terms or conditions described in the prospectus supplement.

In this description of debt securities, you will see some initially capitalized terms. These terms have very particular, legal meanings, and you can find their definitions under the heading “Definitions” below.

General

The prospectus supplement that relates to your debt securities will specify the following terms:

♦	the specific title or designation of the debt securities;

♦	the principal amount of the debt securities;

♦	the price of the debt securities;

♦	the stated maturity date on which Brazil agrees to repay principal;

♦	the rate of any interest the debt securities will bear and, if variable, the method by which the interest rate will be calculated;

♦	the dates on which any interest payments are scheduled to be made;

♦	the date or dates from which any interest will accrue;

♦	the record dates for any interest payable on an interest payment date;

♦	whether and under what circumstances and terms Brazil may redeem the debt securities before maturity;

♦	whether and under what circumstances and terms the holders of the debt securities may opt to have their respective debt securities prepaid;

♦	whether and under what circumstances the debt securities will be entitled to the benefit of a sinking fund or other similar arrangement;

♦	whether and under what circumstances and terms the holders of the debt securities may opt to obligate Brazil to repurchase or exchange their respective securities, either pursuant to an option that is included in the debt securities or that is or becomes separately tradable following their issuance;

♦	the currency or currencies in which such debt securities are denominated, which may be U.S. dollars, another foreign currency or units of two or more currencies;

♦	the currency or currencies for which such debt securities may be purchased and in which principal, premium, if any, and interest may be payable;

♦	whether any amount payable in respect of the debt securities will be determined based on an index or formula, and, if so, how any such amount will be determined;

♦	whether the debt securities will be issued upon the exchange or conversion of other debt securities and, if so, the specific terms relating to this exchange or conversion;

♦	whether any part or all of the debt securities will be in the form of a global security and the circumstance in which a global security is exchangeable for certificated (physical) securities;

♦	whether the debt securities will be listed and, if listed, the stock exchange on which these debt securities will be listed;

♦	whether the debt securities will be designated “Collective Action Securities” (as described below under “Collective Action Securities”); and

♦	any other terms of the debt securities.

If applicable, the prospectus supplement may also describe any United States federal or Brazilian income tax consequences and special considerations applicable to that particular series of debt securities.

Any moneys held by the fiscal agent in respect of debt securities and remaining unclaimed for two years after those amounts have become due and payable shall be returned to Brazil. After the return of these moneys to Brazil, the holder of this debt security may look only to Brazil for any payment.

Brazil may replace the fiscal agent at any time, subject to the appointment of a replacement fiscal agent. The fiscal agent is an agent of Brazil and is not a trustee for the holders of the debt securities.

Status of the Debt Securities

The debt securities will be direct, unconditional and general obligations of Brazil. Except as described under the heading “Negative Pledge” below, the debt securities are unsecured obligations of Brazil. Brazil has pledged its full faith and credit for the due and punctual payment of principal of and interest on the debt securities.

The debt securities of any series will rank at least equally in right of payment with all other existing and future payment obligations relating to External Indebtedness.

Form of Debt Securities

Unless otherwise specified in the prospectus supplement, debt securities denominated in U.S. dollars will be issued:

♦	only in fully registered form;

♦	without interest coupons; and

♦	in denominations of $1,000 and greater multiples.

Debt securities denominated in another monetary unit will be issued in the denominations set forth in the applicable prospectus supplement.

Payment

Unless otherwise specified in the applicable prospectus supplement, the principal of the debt securities will be payable in U.S. dollars at the New York office of the fiscal agent upon surrender of the debt securities. Unless otherwise specified in the applicable prospectus supplement, the interest on the debt securities will be payable in U.S. dollars when due by check mailed to the registered holders of the debt securities on the related record date at their registered addresses.

The register of holders of debt securities will be kept at the New York office of the fiscal agent.

Negative Pledge

Brazil undertakes with respect to each series of debt securities that, as long as any debt securities of that series remain outstanding, it will not create or permit to subsist any Security Interest in any of its present or future revenues or properties to secure any Public External Indebtedness of Brazil, unless:

♦	the debt securities of that series are secured equally and ratably with that Public External Indebtedness; or

♦	the debt securities of that series have the benefit of another security, guarantee, indemnity or other arrangement as approved by the holders of the debt securities of that series as provided under the heading “Meetings and Amendments” below.

Notwithstanding the foregoing, Brazil may create or permit to subsist:

♦	Security Interests created prior to the date of issuance of the debt securities of a particular series, including renewals or refinancings of those Security Interests, provided, however, that any renewal or refinancing of any those Security Interests secures only the renewal or extension of the original secured financing;

♦	Security Interests created or contemplated under the agreements (as they may be amended from time to time) implementing the 1992 Financing Plan and explanatory communications relating to the 1992 Financing Plan and implementing documentation for the 1992 Financing Plan, including Security Interests to secure obligations under the Collateralized Bonds;

♦	Security Interests securing Public External Indebtedness of the Republic issued upon surrender or cancellation of any of the Collateralized Bonds or the principal amount of any Indebtedness of the Republic outstanding as of April 14, 1994, in each case, to the extent those Security Interests are created to secure that Public External Indebtedness on a basis comparable to the Collateralized Bonds;

♦	Security Interests securing Public External Indebtedness incurred or assumed by the Republic in connection with a Project Financing, provided, that the property over which those Security Interests are granted consists solely of assets or revenues of the project for which the Project Financing was incurred;

♦	Security Interests securing Public External Indebtedness which

à	is issued by the Republic in exchange for secured debt of Brazilian public sector bodies (other than Brazil), and;

à	is in an aggregate principal amount outstanding that does not exceed $25,000,000 (or its equivalent in any other currency); and

♦	Security Interests securing Public External Indebtedness incurred or assumed by the Republic to finance or refinance the acquisition of the assets in which those Security Interests have been created or permitted to subsist.

Definitions

“1992 Financing Plan” means the Federative Republic of Brazil 1992 Financing Plan dated December 29, 1992 sent to the international banking community with the communication dated December 29, 1992 from the Minister of Finance of Brazil.

“Collateralized Bonds” means the collateralized bonds issued under the agreements (as they may be amended from time to time) implementing the 1992 Financing Plan.

“External Indebtedness” means any Indebtedness for money borrowed which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than any such Indebtedness that is originally issued within Brazil).

“Indebtedness” means all unsecured, unsubordinated obligations of Brazil in respect of money borrowed and guarantees given by Brazil in respect of money borrowed by others.

“Public External Indebtedness” means any Public Indebtedness which is payable by its terms or at the option of its holder in any currency other than Brazilian currency (other than such Public Indebtedness that is originally issued within Brazil); settlement of original issuance by delivery of Public Indebtedness (or the instruments evidencing such Public Indebtedness) within Brazil shall be deemed to be original issuance within Brazil.

“Public Indebtedness” means any payment obligation, including any contingent liability, of any person arising from bonds, debentures, notes or other securities which:

♦	are, or were intended at the time of issuance to be, quoted, listed or traded on any securities exchange or other securities market (including, without limiting the generality of the foregoing, securities eligible for sale pursuant to Rule 144A under the United States Securities Act of 1933 (or any successor law or regulation of similar effect)); and

♦	have an original maturity of more than one year or are combined with a commitment so that the original maturity of one year or less may be extended at the option of Brazil to a period in excess of one year.

“Project Financing” means any financing of all or part of the costs of the acquisition, construction or development of any project and the person or persons providing such financing expressly agree to limit their recourse to the project financed and the revenues derived from such project as the principal source of repayment for the moneys advanced.

“Security Interest” means any lien, pledge, mortgage, security interest or other encumbrance.

Default

Any of the following events will be an event of default with respect to any series of debt securities:

(a) a default by Brazil in any payment of principal of or interest on any debt securities of any series, which continues for 30 days after such payment was due;

(b) a default which is materially prejudicial to the interests of the holders of the debt securities of that series in the performance of any other obligation under the debt securities of that series, which continues for 30 days after the holder of any debt securities of that series provided to the fiscal agent written notice requiring this default be remedied;

(c) an acceleration of any aggregate principal amount of Public External Indebtedness of Brazil, which exceeds $25,000,000 (or its equivalent in any other currency), by reason of an event of default arising from Brazil’s failure to make any payment of principal or interest under this Public External Indebtedness when due;

(d) a failure of Brazil to make any payment in respect of the Public External Indebtedness of Brazil in an aggregate principal amount in excess of $25,000,000 (or its equivalent in any other currency) when due (as such date may be extended by virtue of any applicable grace period or waiver), which continues for 30 days after the holder of any debt securities of that series provided to the fiscal agent written notice requiring this default be remedied;

(e) a declaration by Brazil of a moratorium with respect to the payment of principal of or interest on Public External Indebtedness of Brazil which does not expressly exclude the debt securities of that series and which is materially prejudicial to the interests of the holders of the debt securities of that series; or

(f) a denial or repudiation by Brazil of its obligations under the debt securities of that series.

Acceleration of Maturity

The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Acceleration of Maturity” below for a description of the corresponding terms of Collective Action Securities.

If an event of default described above occurs, each holder of debt securities of any series may declare the principal of and any accrued interest on the debt securities it holds immediately due and payable; however, if an event of default described in clause (b), (c) or (d) above occurs (unless an event of default described in clause (a), (e) or (f) occurs at the time of receipt of the notice declaring the debt securities of that series due and payable), then any notice declaring the debt securities of that series due and payable becomes effective only when the fiscal agent has received these notices from holders of at least 10% in principal amount of all debt securities of that series then outstanding. Debt securities held directly by Brazil or on its behalf shall not be considered “outstanding” for this purpose.

Holders of debt securities may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

If an event of default described in clause (a), (e) or (f) above ceases to continue, then each holder of debt securities of that series, which has declared its debt securities immediately due and payable, may rescind and annul this declaration. If an event of default described in clause (b), (c) or (d) above ceases to continue and no event of default described in clause (a), (e) or (f) above has occurred and is continuing, then all of the declarations that the debt securities are immediately due and payable may be rescinded and annulled by the affirmative vote of the holders of that series as provided under the heading “Meetings and Amendments” below.

Redemption and Repurchase

Unless otherwise set forth in the applicable prospectus supplement, the debt securities will not be redeemable prior to maturity at the option of Brazil or the registered holders of these debt securities.

Brazil may at any time purchase debt securities in any manner and for any consideration. These debt securities purchased by Brazil may, at its discretion, be held, resold or cancelled.

Meetings and Amendments

General. A meeting of holders of debt securities of any series may be called at any time:

♦	to make, give or take any request, demand, authorization, direction, notice, consent, waiver or other action provided for in the fiscal agency agreement or the debt securities of that series; or

♦	to modify, amend or supplement the terms of the debt securities of that series or the fiscal agency agreement.

Brazil may at any time call a meeting of holders of debt securities of a series for any purpose described above. This meeting will be held at the time and place determined by Brazil. If an event of default occurs and Brazil or the holders of at least 10% in aggregate principal amount of the outstanding debt securities of a series request (in writing) the fiscal agent to call a meeting, the fiscal agent will call such a meeting.

For the purpose of this prospectus, “outstanding debt securities” does not include:

♦	previously canceled debt securities;

♦	debt securities called for redemption;

♦	debt securities which have become due and payable and for which sufficient funds to pay amounts owed under these debt securities have been paid or provided for;

♦	debt securities of a series, which have been substituted with another series of debt securities; and

♦	except in the case of any series of debt securities that has been designated Collective Action Securities, debt securities held directly by Brazil or on its behalf.

Notice. The notice of a meeting will set forth the time and place of the meeting and in general terms the action proposed to be taken at the meeting. This notice shall be given as provided in the terms of the debt securities. In addition, this notice shall be given between 30 to 60 days before the meeting date; however, in the case of any meeting to be reconvened after adjournment for lack of a quorum, this notice shall be given between 15 and 60 days before the meeting date.

Voting; Quorum. A person that holds outstanding debt securities of a series or is duly appointed to act as proxy for a holder of these debt securities will be entitled to vote at a meeting of holders of the debt securities of that series. The presence at the meeting of persons entitled to vote a majority of the principal amount of the outstanding debt securities shall constitute a quorum.

If a quorum is not present within 30 minutes of the time appointed for the meeting, the meeting may be adjourned for a period of at least 10 days as determined by the chairman of the meeting. If the meeting is convened at the request of the holders, however, then the meeting shall be dissolved.

In the absence of a quorum at a reconvening of a previously adjourned meeting, this meeting may be further adjourned for a period of at least 10 days as determined by the chairman of the meeting. Notice of the reconvening of an adjourned meeting shall be given only once. This notice shall state expressly the percentage of the principal amount of the outstanding debt securities of that series which shall constitute a quorum. Subject to the foregoing, at the reconvening of a meeting adjourned for a lack of a quorum, the presence of persons entitled to vote 25% in principal amount of the outstanding debt securities shall constitute a quorum for the taking of any action set forth in the notice of the original meeting.

In addition, any meeting at which a quorum is present may be adjourned by the vote of a majority of the principal amount of the outstanding debt securities of the series represented at the meeting, and the meeting may be held as so adjourned without further notice.

If a quorum is present at the meeting, any resolution and all matters shall be effectively passed or decided by the vote of the persons entitled to vote 66 2/3% in aggregate principal amount of the outstanding debt securities of such series represented and voting at the meeting, except as described below.

Regulations. The fiscal agent may make reasonable and customary regulations as it deems advisable for any meeting with respect to:

♦	the proof of the holding of debt securities of a series;

♦	the adjournment and chairmanship of such meeting;

♦	the appointment and duties of inspectors of votes, certificates and other evidence of the right to vote; and

♦	other matters concerning the conduct of the meeting that the fiscal agent deems appropriate.

Chairman. The fiscal agent will appoint a temporary chairman of the meeting by an instrument in writing. If Brazil or the holders of the debt securities of a series called the meeting, however, then Brazil or the holders calling the meeting, as the case may be, will appoint a temporary chairman by an instrument in writing.

A permanent chairman and a permanent secretary of the meeting shall be elected by the vote of the persons entitled to vote a majority of the principal amount of the outstanding debt securities of the series represented and voting at the meeting. The chairman of the meeting shall have no right to vote, except as a holder of debt securities of that series or proxy.

Record. A record, and at least one duplicate, of the proceedings of each meeting of holders will be prepared. One copy of the record of each meeting will be delivered to Brazil and another to the fiscal agent to be preserved by the fiscal agent.

Amendments. (The following description does not apply to any series of debt securities that has been designated Collective Action Securities. See “Collective Action Securities – Amendments and Waivers” below for a description of the corresponding terms of Collective Action Securities). Unless the unanimous consent of holders of debt securities of an affected series is required as specified below, with

♦	the affirmative vote, in person or by proxy, of the holders of at least 66 2/3% in aggregate principal amount of the outstanding debt securities of a series represented and voting at a duly called and held meeting; or

♦	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of a series:

(i) if both Brazil and the fiscal agent agree, they may modify, amend or supplement the terms of the debt securities of that series or, insofar as it affects the debt securities of that series, the fiscal agency agreement, in any way and (ii) holders of debt securities of that series may make, take or give any request, demand, authorization, direction, notice, consent, waiver or action provided by the fiscal agency agreement or the debt securities of that series to be made, given or taken by holders of debt securities of that series.

The written consent or affirmative vote of the holder of each debt security of an affected series is required to:

♦	change the due date for the payment of the principal of, or any installment of interest on, any debt security of that series;

♦	reduce the principal amount of any debt security of that series;

♦	reduce the portion of the principal amount which is payable in the event of an acceleration of the maturity of any debt security of that series;

♦	reduce the interest rate on any debt security of that series;

♦	change the currency in which any amount in respect of the debt securities of that series is payable;

♦	change Brazil’s obligation to pay additional amounts under the debt securities of that series; or

♦	reduce the proportion of the principal amount of the debt securities of that series that is required:

à	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series, or

à	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

If both Brazil and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

♦	adding to the covenants of Brazil;

♦	surrendering any right or power conferred upon Brazil;

♦	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

♦	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

♦	amending the fiscal agency agreement or the debt securities of that series in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

Judgment Currency

If a court or arbitral tribunal renders a judgment or order in respect of amounts due to a holder of a debt security and this judgment or order permits Brazil to pay those amounts in a currency (the “judgment currency”) other than the currency in which the debt security is denominated (the “debt security currency”), Brazil will pay any deficiency arising or resulting from any variation in the rates of exchange between the date as of which the amount in the debt security currency is notionally converted into the amount in the judgment currency for the purposes of this judgment or order and the date of actual payment of this judgment or order.

Tax Withholding; Payment of Additional Amounts

All payments of principal and interest in respect of the debt securities by Brazil will be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges imposed, levied, collected, withheld or assessed by or within Brazil or any authority of or within Brazil having power to tax (together, “Taxes”), unless that withholding or deduction is required by law. In that event, Brazil shall pay those additional amounts that will result in receipt by the holders of debt securities of the amounts that would have been received by them had that withholding or deduction not been required, except that no additional amounts shall be payable with respect to any debt security:

♦	to a holder (or a third party on behalf of a holder) where that holder is liable to pay those Taxes in respect of any debt security by reason of that holder’s having some connection with Brazil other than the mere holding of that debt security or the receipt of principal and interest in respect of that debt security;

♦	presented for payment more than 30 days after the Relevant Date (see below) except to the extent that the holder of that debt security would have been entitled to additional amounts on presenting the same for payment on the last day of that 30-day period; or

♦	to the extent that the Taxes to which those additional amounts relate would not have been imposed but for the failure of the holder or beneficial owners of that debt security to comply with any certification, identification or other reporting requirements concerning the nationality, residence or connection with Brazil or any political subdivision or taxing authority of or in Brazil (other than a requirement that has the effect of disclosing the nationality, residence or identity of a beneficial owner of that debt security to Brazil, any paying agency or any governmental authority), of that holder or beneficial owner, as a precondition to exemption from those Taxes.

The term “Relevant Date” in respect of any debt security means the later of:

♦	the date on which payment in respect of the debt security first becomes due and payable; or

♦	if the full amount of the money payable has not been received by the fiscal agent on or prior to that due date, the date on which notice is given to the holders of debt securities that the full amount of those moneys has been received and is available for payment.

Any reference in this section to “principal” and/or “interest” includes any additional amounts which may be payable under the debt securities.

Global Securities

The prospectus supplement that relates to your debt securities indicates whether any of the debt securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the debt securities it represents. The global security will be registered in the name of the depositary identified in the prospectus supplement or its nominee, and will be deposited with the depositary, its nominee or a custodian.

Limitations on Your Ability to Obtain Debt Securities Registered in Your Name. The global security will not be registered in the name of any person other than the depositary or its nominee. Similarly, the global security will not be exchanged for debt securities that are registered in the name of any person other than the depositary or its nominee. An exception to these restrictions would be made only if:

♦	the depositary notifies Brazil that it is unwilling, unable or no longer qualified to continue to act as depositary and Brazil does not appoint a successor depositary within 90 days;

♦	at any time Brazil decides it no longer wishes to have all or part of the debt securities represented by a global security; or

♦	an event of default has occurred and is continuing with respect to the series of debt securities represented by the global security.

In those circumstances, the depositary will determine in whose names to register any certificated (physical) debt securities issued in exchange for the global security. These certificated (physical) debt securities will be issued:

♦	only in fully registered form;

♦	without interest coupons; and

♦	in denominations of $1,000 and greater multiples.

The depositary or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

♦	You cannot get debt securities registered in your name for so long as they are represented by the global security;

♦	You cannot receive certificated (physical) debt securities in your name in exchange for your beneficial interest in the global security;

♦	You will not be considered to be the owner or holder of the global security or any debt securities represented by the global security for any purpose;

♦	You cannot assert any right of a holder of the debt securities unless you are authorized by the depositary and the participant through which you hold your beneficial interest; and

♦	All payments on the global security will be made to the depositary or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security. Institutions that have accounts with the depositary or a nominee of the depositary, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depositary keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depositary receives payment of principal or interest on the global security, the depositary is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depositary and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depositary and its participants may change these policies and procedures from time to time. Brazil has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, Brazil is not responsible for maintaining, supervising or reviewing those records or payments. Brazil has no responsibility or liability for any aspect of the relationship between the depositary and its participants or for any aspects of the relationship between participants and owners of beneficial interests in the global security.

COLLECTIVE ACTION SECURITIES

Brazil may designate a particular series of debt securities to be “Collective Action Securities,” the specific terms of which will be described in the prospectus supplement relating to such securities. Such Collective Action Securities may be designated “Type A” or “Type B” or have no designation as to “Type”. This designation as to “Type” is only relevant for determining the threshold for approving certain reserved matters, as described more fully under “—Amendments and Waivers” below.

Collective Action Securities will have the same terms and conditions as the securities described under the heading “Debt Securities” above, except that such Collective Action Securities shall contain different provisions relating to certain aspects of default, acceleration and voting on amendments, modifications, changes and waivers, as follows:

Acceleration of Maturity

If an event of default described under the heading “Debt Securities—Default” above occurs and is continuing with respect to any series of debt securities that have been designated Collective Action Securities, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of that series may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately. Holders of less than 25% of the aggregate principal amount of the outstanding debt securities of that series may not, on their own, declare the debt securities of that series to be due and payable immediately. Holders of debt securities of that series may exercise these rights only by providing a written demand to Brazil and the fiscal agent at a time when the event of default is continuing.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of that series will be immediately due and payable on the date Brazil receives written notice of the declaration, unless Brazil has remedied the event or events of default prior to receiving the notice. The holders of 66 2/3% or more of the aggregate principal amount of the outstanding debt securities of that series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

Amendments and Waivers

Brazil, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the debt securities of any series that have been designated Collective Action Securities with:

♦	the affirmative vote of the holders of not less than 66 2/3% in aggregate principal amount of the outstanding debt securities of that series that are represented at a duly called and held meeting; or

♦	the written consent of the holders of 66 2/3% in aggregate principal amount of the outstanding debt securities of that series.

However, the holders of not less than 85% (in the case of Collective Action Securities designated “Type A” or having no designation as to “Type”) or 75% (in the case of Collective Action Securities designated “Type B”) in aggregate principal amount of the outstanding debt securities of that series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities of that series that would:

♦	change the due date for the payment of the principal of, or any installment of interest on, the debt securities of that series;

♦	reduce the principal amount of the debt securities of that series;

♦	reduce the portion of the principal amount that is payable in the event of an acceleration of the maturity of the debt securities of that series;

♦	reduce the interest rate of the debt securities of that series;

♦	change the currency in which any amount in respect of the debt securities of that series is payable or the place or places in which such payment is to be made;

♦	permit early redemption of the debt securities of that series or, if early redemption is already permitted, shorten the period during which Brazil is not permitted to redeem the debt securities of that series;

♦	change the definition of “outstanding” with respect to the debt securities of that series;

♦	change Brazil’s obligation to pay any additional amounts under the debt securities of that series;

♦	change the governing law provision of the debt securities of that series;

♦	change Brazil’s appointment of an agent for the service of process, agreement not to raise certain defenses based on its sovereign immunity or agreement to submit to arbitration in respect of disputes relating to the debt securities of that series;

♦	change the status of the debt securities of that series, as described under “Debt Securities—Status of the Debt Securities” above;

♦	in connection with an offer to acquire all or any portion of the debt securities of that series, amend any event of default under the debt securities of that series; or

♦	reduce the proportion of the principal amount of the debt securities of that series that is required:

à	to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities of that series; or

à	to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action.

Brazil refers to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of any series of debt securities that have been designated Collective Action Securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 85% (in the case of Collective Action Securities designated “Type A” or having no designation as to “Type”) or 75% (in the case of Collective Action Securities designated “Type B”) in aggregate principal amount of the outstanding debt securities) agrees to the change.

If both Brazil and the fiscal agent agree, they may, without the vote or consent of any holder of debt securities of a series, modify, amend or supplement the fiscal agency agreement or the debt securities of any series for the purpose of:

♦	adding to the covenants of Brazil;

♦	surrendering any right or power conferred upon Brazil;

♦	securing the debt securities of that series pursuant to the requirements of the debt securities or otherwise;

♦	correcting or supplementing any defective provision contained in the fiscal agency agreement or in the debt securities of that series; or

♦	amending the fiscal agency agreement or the debt securities of that series in any manner which Brazil and the fiscal agent may determine and that does not adversely affect the interest of any holder of debt securities of that series in any material respect.

Any modification, amendment or supplement approved in the manner described in this section shall be binding on the holders of debt securities of such series.

For purposes of determining whether the required percentage of holders of any series of debt securities that have been designated Collective Action Securities is present at a meeting of holders for quorum purposes or has approved any amendment, modification or change to, or waiver of, such debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration, debt securities owned, directly or indirectly, by Brazil or any public sector instrumentality of Brazil will be disregarded and deemed not to be “outstanding,” except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means the Central Bank, any department, ministry or agency of the federal government of Brazil or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Brazil or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Except as specifically set forth herein, the other terms set forth under “Debt Securities—Meetings and Amendments”, including notice, quorum and other meeting and consent provisions, remain unchanged with respect to Collective Action Securities.

Further Issues of Debt Securities of a Series

From time to time, without the consent of holders of the debt securities of any series that have been designated Collective Action Securities, and subject to the required approvals under Brazilian law, Brazil may create and issue additional debt securities with the same terms and conditions as those of the debt securities of that series (or the same except for the amount of the first interest payment and the issue price), provided that such additional debt securities do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such debt securities are subject to the U.S. federal tax laws), a greater amount of original issue discount than the debt securities of that series have as of the date of issuance of such additional debt securities. Brazil may also consolidate the additional debt securities to form a single series with the outstanding debt securities of that series.

WARRANTS

Brazil may issue warrants or other similar securities, either separately or together with debt securities, that would entitle the holder to purchase debt securities or obligate Brazil to repurchase or exchange debt securities. If Brazil issues any warrants, each issue of warrants will be issued under a warrant agreement between Brazil and a bank or trust company, as warrant agent. The terms of any warrant agreement related to the issue of warrants and the specific terms of the issue of warrants will be described in the prospectus supplement that relates to your particular warrants. The prospectus supplement that relates to your particular warrants or other similar securities will describe the following terms:

♦	the terms listed under the heading “Debt Securities” as they relate to the particular debt securities you have the right to purchase if you exercise your warrants;

♦	the amount of debt securities each warrant entitles you to purchase if you exercise your warrants and the purchase price of those debt securities;

♦	the amount and type of debt securities that you may obligate Brazil to purchase or exchange if you exercise your warrants or other securities and the purchase price for those debt securities;

♦	the procedures you must follow and the conditions you must satisfy to exercise your warrants or other securities;

♦	the dates on which your right to exercise your warrants or other securities begins and expires;

♦	whether and under what conditions Brazil may cancel or terminate your warrants or other securities;

♦	whether and when your warrants or other securities and any debt securities issued together with your warrants or other securities may be sold or transferred separately;

♦	whether the certificates that represent the warrants or other securities will be issued in registered or bearer form, whether they will be exchangeable as between such forms and, if issued in registered form, whether the warrants or other securities can be transferred and registered;

♦	any special United States federal income tax considerations applicable to the issuance of your warrants or other securities; and

♦	any other terms of such warrants or other securities.

GOVERNING LAW

The fiscal agency agreement, the warrant agreement, the debt securities and the warrants will be governed by and interpreted in accordance with the laws of the State of New York, without regard to any conflicts-of-laws principles that would require the application of the laws of a jurisdiction other than the State of New York. The laws of Brazil will govern all matters concerning authorization and execution of the securities by Brazil.

ARBITRATION AND ENFORCEABILITY

Under Brazilian law, Brazil is prohibited from submitting to the jurisdiction of a foreign court for the purposes of adjudication on the merits in any dispute, controversy or claim against Brazil arising out of or relating to the securities. Brazil has agreed, however, that any dispute, controversy or claim arising out of or relating to the securities (other than any action arising out of or based on United States federal or state securities laws), including the performance, interpretation, construction, breach, termination or invalidity of the securities, shall be finally settled by arbitration in New York, New York.

Under the terms of the securities, a holder of any security is deemed to have agreed to the use of arbitration to resolve any dispute, controversy or claim against Brazil arising out of or relating to the securities (other than any action arising out of or based on United States federal or state securities laws) unless such holder elects to bring such claim in an action in Brazil.

The decision of any arbitral tribunal shall be final to the fullest extent permitted by law. Brazil has agreed that any New York court lawfully entitled to do so may enter a judgment recognizing such an arbitral award. Brazil has agreed that in any arbitration or related legal proceedings for the conversion of an arbitral award into a judgment, it will not raise any defense that it could not raise but for the fact that it is a sovereign state and has consented to the jurisdiction of the United States District Court for the Southern District of New York for the limited purpose of converting into a judgment an arbitral award rendered against Brazil in New York. The realization upon an arbitral award rendered against Brazil would depend upon the application of the United States Foreign Sovereign Immunities Act of 1976, as amended (the “FSIA”).

Brazil has not otherwise consented to the jurisdiction of any court outside Brazil in connection with actions arising out of or based on the securities, has not appointed any agent for service of process other than for the purpose of converting an arbitral award into a judgment, and has not agreed to waive any defense of sovereign immunity to which it may be entitled in any action other than its immunity from jurisdiction in an action to recognize an arbitral award or in an action brought in Brazil. Brazil has agreed that any process or other legal summons in connection with obtaining judicial acceptance of any arbitral award in the United States District Court for the Southern District of New York may be served upon it by delivery to the Advogado Geral da União (Attorney General) of Brazil of letters rogatory or by any other means permissible under the laws of the State of New York and Brazil.

Because Brazil has not waived its sovereign immunity in connection with any action brought outside Brazil arising out of or relating to the securities (including without limitation any action arising out of or based on United States federal or state securities law) other than in the limited circumstances described above in connection with an action for the judicial recognition of an arbitral award, it will not be possible to obtain a United States judgment against Brazil unless a court were to determine that (i) Brazil is not entitled under the FSIA to sovereign immunity with respect to such actions and (ii) the matter should not be referred to arbitration as contemplated by the securities. Any judgment rendered against Brazil by a court outside Brazil in an action in which Brazil has not submitted to the jurisdiction of such court or otherwise expressly waived its defense of sovereign immunity would not be enforceable against Brazil under its laws.

The enforcement by a Brazilian court of a foreign arbitral award is subject to the recognition of such award by the Federal Supreme Court of Brazil. The Federal Supreme Court will recognize such an award if all of the required formalities are observed and the award does not contravene Brazilian national sovereignty, public policy and “good morals”. Under Article 100 (formerly Article 67) of the Civil Code of Brazil, the public property of the Republic located in Brazil is not subject to execution or attachment, either prior to or after judgment. The execution of an arbitral award against the Republic in Brazil is only available in accordance with the procedures set forth in Article 730 et seq. of the Brazilian Civil Procedure Code, which envisions the registration of the recognized award for inclusion in the budget for payment in a subsequent fiscal year of the Republic.

Pursuant to legislation adopted in 1996, the constitutionality of which has been upheld by the Federal Supreme Court, recognition of foreign arbitral awards for purposes of enforcement in Brazil may be sought directly in the Federal Supreme Court without the need to first convert the arbitral award into a judgment in the place of arbitration.

Notwithstanding the foregoing, a holder of any security may institute legal proceedings against Brazil in the federal courts of Brazil, and Brazil has waived any immunity from jurisdiction or execution of judgment in Brazil (except for the limitation on alienation of public property referred to in Article 100 of the Civil Code of Brazil) to which it might otherwise be entitled in any such proceeding.

PLAN OF DISTRIBUTION

Brazil may sell any combination of the debt securities and/or warrants or other similar securities in any of three ways:

♦	through underwriters or dealers;

♦	directly to one or more purchasers; or

♦	through agents.

Each prospectus supplement will set forth:

♦	the name or names of any underwriters or agents;

♦	the purchase price of the securities of that series;

♦	the net proceeds to Brazil from the sale of these securities;

♦	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

♦	any initial public offering price;

♦	any discounts or concessions allowed or reallowed or paid to dealers; and

♦	any securities exchanges on which the securities may be listed.

The securities may be sold from time to time in distinct series by different means at different prices that are negotiated and fixed or that vary based on market prices.

Underwriters used in the sale of securities will distribute these securities on a firm commitment basis. In this case, the underwriters will acquire these securities for their own account and may resell them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Brazil may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all such securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Brazil may also sell securities of any series directly to the public or through agents designated by Brazil from time to time. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a reasonable best efforts basis for the period of its appointment.

Brazil may authorize agents, underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Brazil under “delayed delivery” contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Brazil may offer the securities of any series to present holders of other securities of Brazil as consideration for the purchase or exchange by Brazil of other securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Brazil may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the United States Securities Act of 1933, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Brazil in the ordinary course of business.

VALIDITY OF THE SECURITIES

The validity of the debt securities and warrants or other similar securities will be passed upon for Brazil by a Deputy Attorney General of the National Treasury, or another duly authorized attorney of the Office of the Attorney General of the National Treasury and by Arnold & Porter LLP, United States counsel to Brazil, and for the underwriters, if any, by United States counsel and Brazilian counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Brazilian law, Arnold & Porter LLP may rely on the opinion of the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury). As to all matters of United States law, the Deputy Attorney General of the National Treasury (or such other attorney of the Office of the Attorney General of the National Treasury) may rely on the opinion of Arnold & Porter LLP. Certain statements with respect to matters of Brazilian law in this prospectus have been passed upon by the Deputy Attorney General of the National Treasury, and are made upon his authority.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Brazil or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Brazil. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of the Minister of Finance.

AUTHORIZED REPRESENTATIVE

The authorized representative of Brazil in the United States of America is the Ambassador of Brazil to the United States of America, whose address is:

Embassy of Brazil

3006 Massachusetts Avenue, N.W.

Washington, D.C. 20008.

THE ISSUER

The Federative Republic of Brazil

Ministry of Finance

Secretaria do Tesouro Nacional

Esplanada dos Ministérios

Brasília, DF

Brazil

Telephone: +55 61 3412 3500

JOINT DEALER MANAGERS AND

JOINT BOOK RUNNERS

Credit Suisse First Boston LLC Eleven Madison Avenue New York, New York 10010-3629 United States Toll Free: 1-800-820-1653 Collect: 1-212-538-0652		J.P. Morgan Securities Inc. 270 Park Avenue New York, New York 10017 United States Toll Free: 1-877-217-2484 Collect: 1-212-834-7306

SETTLEMENT AGENT		LUXEMBOURG EXCHANGE AGENT

The Bank of New York 101 Barclay Street New York, New York 10286 United States		The Bank of New York (Luxembourg) S.A. Aerogolf Center, 1-A Hoehenhof L-1736 Senningerberg Luxembourg

FISCAL AGENT		PAYING AGENT AND TRANSFER AGENT

JPMorgan Chase Bank, N.A. Institutional Trust Services 4 New York Plaza - 15th Floor New York, New York 10004 United States		J.P. Morgan Bank Luxembourg S.A. 6, route de Trèves L-2633 Senningerberg Luxembourg

LEGAL ADVISORS

To Brazil, as to U.S. law: Arnold & Porter LLP 399 Park Avenue New York, New York 10022 United States		To the joint dealer managers and joint book runners, as to U.S. law: Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 United States

To Brazil, as to Brazilian law: Dr. Manoel Felipe Rêgo Brandão Procurador-Geral da Fazenda Nacional Esplanada dos Ministérios Brasília, DF Brazil		To the joint dealer managers and joint book runners, as to Brazilian law: Pinheiro Neto Advogados Rua Boa Vista, 254, 9th Floor 01014-907 São Paulo, São Paulo Brazil

LUXEMBOURG LISTING AGENT		INFORMATION AGENT

J.P. Morgan Bank Luxembourg S.A. 6, route de Trèves L-2633 Senningerberg Luxembourg		D.F. King & Co., Inc. 48 Wall Street, 22nd Floor New York, New York 10005 United States

Federative Republic of Brazil

The settlement agent for the invitation is:	The Luxembourg exchange agent for the Invitation is:

The Bank of New York	The Bank of New York (Luxembourg) S.A.
101 Barclay Street	Aerogolf Center, 1-A Hoehenhof
New York, New York 10286	L-1736 Senningerberg
United States	Luxembourg
1-866-587-4513 (Toll free)
1-212-815-3189

The information agent for the Invitation is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

United States

Banks and Brokers call: 1-212-269-5550 (Collect)

All others call: 1-800-290-6431 (Toll free)

2 London Wall Buildings, 2nd Floor

London Wall, London EC2M 5PP

England

Telephone: +44 20 7920 9700

The joint dealer managers for the Invitation are:

Credit Suisse First Boston LLC	J.P. Morgan Securities Inc.
Eleven Madison Avenue	270 Park Avenue
New York, New York 10010-3629	New York, New York 10017
United States	United States
Toll Free: 1-800-820-1653	Toll Free: 1-877-217-2484
Collect: 1-212-538-0652	Collect: 1-212-834-7306